Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

INSPIRE PHARMACEUTICALS, INC.

at

$5.00 Net Per Share

by

MONARCH TRANSACTION CORP.

a wholly-owned subsidiary

of

MERCK & CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON THURSDAY, MAY 12, 2011, UNLESS THE OFFER IS EXTENDED.

This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 5, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Merck & Co., Inc. (“Merck”), a company formed under the laws of New Jersey, Monarch Transaction Corp., a Delaware corporation and a wholly-owned subsidiary of Merck (“Offeror”), and Inspire Pharmaceuticals, Inc., a Delaware corporation (“Inspire”). Offeror is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Inspire Common Stock”), including the associated preferred stock purchase rights (the “Rights”, and together with the shares of Inspire Common Stock, each a “Share” and collectively, the “Shares”) of Inspire at a price of $5.00 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase, the “Offer”). All references to this Offer to Purchase, the Letter of Transmittal and the Offer include any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, respectively. The Offer Price will be subject to any applicable withholding taxes, and no interest will be paid thereon. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Shares. After the completion of the Offer and the satisfaction or the waiver of the conditions to the Merger (as defined below), Offeror will merge with and into Inspire (the “Merger”), with Inspire becoming a wholly-owned subsidiary of Merck.

The Board of Directors of Inspire (the “Inspire Board”) has unanimously (i) declared that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Inspire and Inspire’s stockholders (other than Merck, Offeror and their respective affiliates) and (ii) approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law. THE INSPIRE BOARD UNANIMOUSLY RECOMMENDS THAT INSPIRE’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

There is no financing condition to the Offer. The Offer is subject to various conditions. See “Section 15—Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 5. You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:	The Depositary for the Offer is:

199 Water Street—26th Floor New York, NY 10038 Banks and Brokers, Please Call: (212) 440-9800 All Others Call Toll-Free: (800) 279-6913	P.O. Box 43011 Providence, RI 02940-3011 Eligible Institutions: (617) 360-6810 Confirmation Only: (781) 575-2332

April 15, 2011

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer prior to the expiration of the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate representing shares of Inspire Common Stock has been issued to you or you hold shares of Inspire Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to Computershare Inc., the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in “Section 3—Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., at (800) 279-6913 if you require assistance. See “Section 3—Procedure for Accepting the Offer and Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

*  *  *

Questions and requests for assistance may be directed to Georgeson Inc., our information agent (the “Information Agent”) at the address and telephone number, set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:	The Depositary for the Offer is:

199 Water Street – 26th floor New York, NY 10038 Banks and Brokers, Please Call: (212) 440-9800 All Others Call Toll-Free: (800) 279-6913	P.O. Box 43011 Providence, RI 02940-3011 Eligible Institutions: (617) 360-6810 Confirmation Only: (781) 575-2332

SUMMARY TERM SHEET

This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein, and in the related Letter of Transmittal provided with this Offer to Purchase. Questions or requests for assistance may be directed to Georgeson Inc., our information agent (the “Information Agent”), at the address and telephone number as set forth on the back cover of this Offer to Purchase.

All references in this Offer to Purchase to “Offeror,” “we,” “our,” or “us” mean Monarch Transaction Corp. All references in this Offer to Purchase to “Inspire” refer to Inspire Pharmaceuticals, Inc., a Delaware corporation. Section references are included to direct you to a more complete description of the topics discussed in this Offer to Purchase.

Securities Sought:	All outstanding shares of Inspire common stock, par value $0.001 per share (the “Inspire Common Stock”), including the associated preferred stock purchase rights (the “Rights”, and together with the shares of Inspire Common Stock, each a “Share” and collectively, the “Shares”).

Consideration Offered Per Share:	$5.00 per Share, net to the seller in cash, without interest (the “Offer Price”). Any payments made as consideration for Shares tendered into and accepted in the Offer will be subject to any applicable withholding taxes, and no interest will be paid thereon.

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Thursday, May 12, 2011.

Offeror:	Monarch Transaction Corp., a Delaware corporation and a wholly-owned subsidiary of Merck & Co., Inc., a company formed under the laws of New Jersey (“Merck”).

Minimum Tender Condition:	Immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by Merck or any subsidiary of Merck, equals at least a majority of the Shares outstanding immediately prior to the expiration of the Offer, on a fully diluted basis. We refer to this condition as the “minimum tender condition.”

Tender and Support Agreement	As an inducement to Merck and Offeror entering into the Merger Agreement, and in consideration thereof, Warburg Pincus Private Equity IX, L.P. (“Stockholder”), Merck and Offeror entered into a tender and support agreement (the “Tender and Support Agreement”), whereby Stockholder agreed, among other things, to tender all of its Shares in the Offer and to support any and all corporate action necessary to consummate the Merger. As of April 5, 2011 Stockholder beneficially owned approximately 27.5% of the outstanding Shares.

Inspire’s Board of Directors Recommendation:	Inspire’s board of directors (the “Inspire Board”) unanimously recommends that Inspire’s stockholders tender their Shares into and accept the Offer, and vote in favor of the adoption of the Merger Agreement, if applicable.

Other Information

The Offer is the first step in Merck’s plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of April 5, 2011 (as it may be amended from time to time, the “Merger Agreement”), by and among Merck, Offeror and Inspire. If the Offer is successful, Merck, through Offeror, its wholly-owned subsidiary, will acquire any remaining Shares through the merger of Offeror with and into Inspire (the “Merger”), pursuant to which each remaining outstanding Share (other than (1) any Shares held in the treasury of Inspire or owned by Offeror, Merck or any subsidiary of Merck and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly perfected his, her or its right of appraisal under Delaware law to be paid the fair value of such Shares in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be automatically canceled and converted into the right to receive cash in an amount equal to the Offer Price. Inspire stockholders will have appraisal rights with respect to the Merger, but not the Offer.

The Offer will expire at 12:00 midnight, New York City time, at the end of Thursday, May 12, 2011 (such time and date, or the latest time and date to which the Offer may be extended, the “Expiration Date”), unless we extend the Offer. We may not extend the Expiration Date without the prior written consent of Inspire other than (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”), or its staff, (2) if, on the Expiration Date, any of the conditions of the Offer (see “Section 15—Conditions of the Offer”) have not been satisfied or waived, in which event we are required to extend the Offer for one or more periods of up to 10 business days each until the earlier of the date on which all of the conditions and requirements of the Offer are satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, or (3) in connection with an increase in the Offer Price. In no event may the Offer be extended beyond August 29, 2011 without the prior written consent of Inspire, provided that, notwithstanding the foregoing, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, or any other applicable law.

If following our acceptance of all of the Shares validly tendered in the Offer and not property withdrawn, we (together with Merck and our respective subsidiaries) own fewer than 90% of the number of outstanding Shares and we have complied with all of the conditions of Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we may, without the consent of Inspire, provide a subsequent offering period (and one or more extensions thereof) for the Offer in accordance with Rule 14d-11 of the Exchange Act, unless we are required to exercise the “top-up option” described below. See “Section 1—Terms of the Offer” and “Section 13—The Transaction Documents—The Merger Agreement.”

If we decide to or are required to extend the Offer, we will issue a press release setting forth the new Expiration Date no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer.

Inspire has granted us an option, which we refer to as the “top-up option,” to purchase from Inspire the number of additional shares of Inspire Common Stock, at a per share price equal to the Offer Price, that when added to the number of shares of Inspire Common Stock owned by Merck or us or any of our subsidiaries immediately prior to the exercise thereof, constitutes 5,000 shares more than 90% of the number of shares of Inspire Common Stock then outstanding (after giving effect to the issuance of such top-up option shares). The number of additional shares of Inspire Common Stock that we can purchase under the top-up option is limited to the number of authorized but unissued shares of Inspire Common Stock and any treasury shares held by Inspire, including the number of shares of Inspire Common Stock reserved for issuance upon the exercise of any Inspire securities. We must exercise the top-up option, in whole but not in part, promptly (but no later than one business day) after the Acceptance Time (as hereinafter defined) or the expiration of any subsequent offering period, as applicable, if (i) at the Acceptance Time or expiration of a subsequent offering period, as applicable, Merck, we and our subsidiaries do not own in the aggregate at least 90% of the number of shares of Inspire Common Stock then outstanding and (ii) after giving effect to the exercise of the top-up option Merck, we and our subsidiaries would own in the aggregate at least 5,000 shares of Inspire Common Stock more than 90% of the number of shares of Inspire Common Stock then outstanding (after giving effect to the issuance of such top-up option shares). See “Section 1—Terms of the Offer,” “Section 12—Purpose of the Offer; Plans for Inspire; Stockholder Approval; Appraisal Rights” and “Section 13—The Transaction Documents—The Merger Agreement.”

Inspire Board of Directors’ Recommendation

The Inspire Board has represented to us, among other things, that it has unanimously adopted resolutions (i) approving an amendment to Inspire’s rights agreement such that the Rights have been invalidated or are otherwise inapplicable to the Merger Agreement and all of the transactions contemplated thereby, including the Offer and the Merger, (ii) declaring that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and top-up option, are fair to and in the best interests of Inspire and its stockholders (other than Merck, Offeror and their respective affiliates), (iii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iv) recommending that Inspire’s stockholders accept the Offer and tender their Shares to Offeror pursuant to the Offer and vote in favor of the Merger Agreement at any meeting of stockholders of Inspire called to consider the approval of the Merger and the Merger Agreement, if applicable. See “Section 13—The Transaction Documents—The Merger Agreement” and the “Frequently Asked Questions—What are the “Rights”?”

Conditions and Termination

The Offer is subject to customary conditions and, among other things, we are not required to complete the Offer unless the Minimum Tender Condition (as hereinafter defined) has been satisfied. As of April 1, 2011, the minimum number of Shares required to satisfy the Minimum Tender Condition would have been approximately 48,139,329 Shares. The Offer is also conditioned on the expiration or termination of any applicable waiting period under applicable antitrust laws. The Offer is not conditioned on Merck obtaining financing. See “Section 12—Purpose of the Offer; Plans for Inspire; Stockholder Approval; Appraisal Rights,” “Section 13—The Transaction Documents—The Merger Agreement—Termination” and “Section 15—Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and Offeror’s, Merck’s and Inspire’s respective rights to terminate the Merger Agreement.

Tender and Support Agreement

As an inducement to Merck and Offeror entering into the Merger Agreement, and in consideration thereof, Warburg Pincus Private Equity IX, L.P. (“Stockholder”), Merck and Offeror entered into a tender and support agreement (the “Tender and Support Agreement”), whereby Stockholder agreed, among other things, to tender all of its Shares in the Offer and to support any and all corporate action necessary to consummate the Merger. Merck and Offeror did not pay any additional consideration in connection with the execution and delivery of the tender and support agreement. See “Section 13—The Transaction Documents—The Tender and Support Agreement” for further details.

Procedures for Tendering

If you wish to accept the Offer, please do the following:

•	if you are a record holder (i.e., a stock certificate representing shares of Inspire Common Stock has been issued to you or you hold shares of Inspire Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to the depositary for the Offer, Computershare Inc. (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in “Section 3—Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc. at (800) 279-6913 if you require assistance. See “Section 3—Procedure for Accepting the Offer and Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Withdrawal Rights

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the Expiration Date. Further, if we have not accepted your Shares for payment by June 13, 2011, you may withdraw them at any time after such date. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “Section 4—Withdrawal Rights” for further details.

Recent Inspire Trading Prices

On April 4, 2011, the last full trading day before the official announcement of the execution of the Merger Agreement was made by Merck and Inspire on April 5, 2011, the reported closing price for the Shares on The NASDAQ Global Market (“NASDAQ”) was $3.98 per Share. On April 14, 2011, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $4.97 per Share. See “Section 6—Price Range of Shares; Dividends” for further details. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

If the Offer is successful, we expect the Shares to continue to be traded on NASDAQ until the time of the Merger, although we expect trading volume to be below the trading volume before the commencement of the Offer. Please note that the time period between completion of the Offer and the Merger may be very short. See “Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under Exchange Act; Margin Regulations” for further details.

Certain Material U.S. Federal Income Tax Considerations

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its Shares. See “Section 5—Certain Material U.S. Federal Income Tax Considerations” for further details.

Further Information

You may contact Georgeson Inc., the Information Agent for the Offer, at the address and telephone numbers listed below if you have any questions about the Offer.

The Information Agent for the Offer is:

199 Water Street – 26th floor

Banks and Brokers Call: 212-440-9800

Call Toll Free: (800) 279-6913

FREQUENTLY ASKED QUESTIONS

We are offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, including the associated stock purchase rights, of Inspire Pharmaceuticals, Inc. (“Inspire”), for $5.00 per share, net to the seller in cash, without interest. The following are answers to some of the questions you, as an Inspire stockholder, may have about the Offer. We urge you to carefully read this Offer to Purchase in its entirety and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the other sections of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “Offeror,” “we,” “our” and “us” refer to Monarch Transaction Corp.

Who is offering to buy my securities?

Our name is Monarch Transaction Corp., and we are offering to purchase your shares. We are a Delaware corporation formed for the purpose of making this Offer and consummating the Merger (as defined below) with Inspire. We are a wholly-owned subsidiary of Merck & Co., Inc., a company formed under the laws of New Jersey (“Merck”). We were formed solely for the purpose of acquiring Inspire and have conducted no activities to date other than activities incidental to our formation and in connection with acquiring Inspire. See the “Introduction” to this Offer to Purchase and “Section 9—Certain Information Concerning Offeror and Merck.”

What securities are you offering to purchase?

We are offering to purchase all outstanding shares of Inspire common stock, par value $0.001 per share (the “Inspire Common Stock”), including the Rights (as defined below) (together with the shares of Inspire Common Stock, each a “Share” and collectively, the “Shares”). See the “Introduction” to this Offer to Purchase and “Section 1—Terms of the Offer.”

What are the “Rights”?

Preferred stock purchase rights were created on October 21, 2002 pursuant to the implementation of Inspire’s stockholder rights plan. Under Inspire’s stockholder rights plan, Inspire’s stockholders have been issued preferred stock purchase rights (the “Rights”), which may permit stockholders who are not affiliated with an “Acquiring Person” (as defined in the stockholder rights plan) to purchase shares of Inspire Common Stock at a discount in the event certain triggering events occur. Purchases of shares of Inspire Common Stock made by stockholders pursuant to the stockholder rights plan would dilute an Acquiring Person’s stake in Inspire and make an Acquiring Person’s proposed acquisition more expensive. Inspire’s board of directors (the “Inspire Board”) has amended the stockholder rights plan such that the Rights have been invalidated or are otherwise inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. See “Introduction” and “Section 13—The Transaction Documents—The Merger Agreement.”

How much are you offering to pay for my securities, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay you $5.00 per Share in cash, without interest, less any applicable withholding taxes but without brokerage fees or commissions or, except in certain circumstances, transfer taxes. If you are the record holder of your Shares (i.e., a stock certificate representing shares of Inspire Common Stock has been issued to you) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We estimate that we will need approximately $430 million to purchase all Shares validly tendered in the Offer, to cash out certain employee options, to pay related fees and expenses and to pay the merger consideration in connection with the merger of us into Inspire, which is expected to follow the successful completion of the Offer. Merck will provide us with the necessary funds to fund the Offer through cash on hand or other working capital sources. Consummation of the Offer is not subject to any financing condition. See “Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash, and if you tender your Shares, following the Merger, you will not have any continuing interest in Inspire or Merck;

•	consummation of the Offer is not subject to any financing condition;

•	if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

•

we, through our parent company, Merck, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

See “Section 10—Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

satisfaction of the minimum tender condition pursuant to which at least a majority of the outstanding Shares, on a fully diluted basis (excluding shares of Inspire Common Stock issuable pursuant to the top-up option or in connection with the Rights), must have been validly tendered and not properly withdrawn immediately prior to the expiration of the Offer (as extended); and

•	our receiving U.S. antitrust clearance required for the Offer.

Other conditions of the Offer are described in “Section 15—Conditions of the Offer.” See also “Section 16—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on Merck or Offeror obtaining financing.

Is there an agreement governing the Offer?

Yes. Merck, Offeror and Inspire have entered into an Agreement and Plan of Merger, dated as of April 5, 2011 (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Offeror with and into Inspire, with Inspire becoming a wholly-owned subsidiary of Merck. See the “Introduction” to this Offer to Purchase and “Section 13—The Transaction Documents—The Merger Agreement.”

What does Inspire’s board of directors think about the Offer?

The Inspire Board unanimously:

•

declared that the Offer and the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Inspire and Inspire’s stockholders (other than Merck, Offeror and their respective affiliates);

•	approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law; and

•

recommends that Inspire’s stockholders accept the Offer and tender their Shares to Offeror pursuant to the Offer and vote in favor of the Merger and the Merger Agreement at any meeting of stockholders of Inspire called to consider approval of the Merger and the Merger Agreement, if applicable.

See “Section 13—The Transaction Documents—The Merger Agreement—Stockholders Meeting; Board Recommendation.”

How long do I have to decide whether to tender my Shares in the Offer?

You have until 12:00 midnight, New York City time, at the end of Thursday, May 12, 2011, to decide whether to tender your Shares in the Offer, unless the Offer is extended as described below. See “Section 1—Terms of the Offer.” If you cannot deliver everything required to make a valid tender to the depositary for the Offer, Computershare Inc. (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “Section 3—Procedure for Accepting the Offer and Tendering Shares.” In addition, if we decide to provide a subsequent offering period in the Offer as described below under “Introduction” to this Offer to Purchase you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, trust company, bank or other nominee, you should promptly contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the expiration date of the Offer.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not properly withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in “Section 15—Conditions of the Offer.” We do, however, reserve the right, in our sole discretion and subject to applicable law and the terms of the Merger Agreement, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals.

We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “Section 3—Procedure for Accepting the Offer and Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the Offer be extended and under what circumstances?

Yes. If on the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, we will (subject to our rights to terminate the Merger Agreement in accordance with its terms) extend the Offer. Any individual extension will not exceed 10 business days. In addition, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or its staff or any other governmental authority that is applicable to the Offer. In no event, however, may the Offer be extended beyond August 29, 2011 without the prior written consent of Inspire. See “Section 1—Terms of the Offer.”

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period?

Following the satisfaction of all the conditions to the Offer and the acceptance for payment of all the Shares tendered during the initial offering period (including extensions), we may elect to provide for a subsequent offering period of at least three business days (and, if more than 70%, but less than 90%, of the Shares are owned by us, Merck and our respective subsidiaries in the aggregate after we accept for payment Shares under the Offer, we will upon Inspire’s request provide for a subsequent offering period of 10 business days), during which time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the offer consideration. We may extend the subsequent offering period provided that we are not permitted under U.S. federal securities laws to provide a subsequent offering period of more than 20 business days in the aggregate. We have not at this time made a final decision to provide or not to provide a subsequent offering period if we are not otherwise required to do so upon Inspire’s request. See “Section 1—Terms of the Offer” and “Section 4—Withdrawal Rights” of this document for more information concerning any subsequent offering period.

There will not be subsequent offering period if the number of Shares issuable upon exercise of the top-up option (described in “Section 1—Terms of the Offer”) would allow us to obtain ownership of at least 5,000 Shares more than 90% of the then outstanding number of Shares.

If we elect or are required to provide or extend any subsequent offering period, a public announcement of such election or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the day on which the Offer was scheduled to expire or the date of termination of any prior subsequent offering period. See “Section 1—Terms of the Offer.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the Shares that were validly tendered and not properly withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See “Section 1—Terms of the Offer” and “Section 4—Withdrawal Rights.”

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate representing shares of Inspire Common Stock has been issued to you or you hold shares of Inspire Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in “Section 3—Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc. at (800) 279-6913 if you require assistance. See “Section 3—Procedure for Accepting the Offer and Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration date of the Offer as it may be extended. Further, if we have not accepted your Shares for payment by June 13, 2011, you may withdraw them at any time after such date. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw Shares tendered during a subsequent offering period, if there is one. See “Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you have the right to withdraw the Shares tendered in the Offer. If you tendered Shares by giving instructions to a broker, dealer, trust company or other nominee, you must instruct your broker, dealer, trust company or other nominee to arrange the withdrawal of your Shares. See “Section 4—Withdrawal Rights.”

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

Yes. If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or waived (where permissible), we will merge with and into Inspire. If we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Inspire. Furthermore, if, pursuant to the Offer or otherwise, Merck, Offeror and our respective subsidiaries own in the aggregate in excess of 90% of the outstanding Shares, we may effect the Merger without any further action by the stockholders of Inspire. If the Merger takes place, Inspire will become a wholly-owned subsidiary of Merck, and all remaining stockholders (other than Merck, Offeror or Inspire, or any of their subsidiaries and any Inspire stockholders who properly exercise their appraisal rights under Delaware law) will receive $5.00 net per Share in cash (or any higher price per Share which is paid in the Offer), without interest, less any applicable withholding taxes. See the “Introduction” to this Offer to Purchase and “Section 12—Purpose of the Offer; Plans for Inspire; Stockholder Approval; Appraisal Rights” and “Section 13—The Transaction Documents—The Merger Agreement.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger takes place between Inspire and us, Inspire stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights under Delaware law) will receive cash in an amount equal to the price per Share paid in the Offer for each of their Shares. Therefore, if the Merger takes place (and you do not exercise your appraisal rights under Delaware law), the only difference between tendering and not tendering your Shares in the Offer is that tendering stockholders will be paid earlier. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur or is delayed, there may be so few remaining stockholders and publicly traded Shares that Inspire Common Stock will no longer be eligible to be traded on The NASDAQ Global Market or other securities exchanges and there may not be an active public trading market for Inspire Common Stock. Also Inspire may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See “Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations” and “Section 13—The Transaction Documents—The Merger Agreement.”

Are appraisal rights available in either the Offer or the Merger?

Appraisal rights are not available as a result of the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares that are not tendered and who follow the procedure for perfecting their appraisal rights as set forth in accordance with Delaware law. A holder of Shares must properly perfect such holder’s right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights under Delaware law. See “Section 12—Purpose of the Offer; Plans for Inspire; Stockholder Approval; Appraisal Rights—Appraisal Rights.”

If you successfully complete the Offer, what will happen to Inspire’s board of directors?

If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, Offeror will become entitled to designate at least a majority of the members of the Inspire Board. In such case, Inspire has agreed to take all actions required, pursuant to the applicable law, to cause Offeror’s designees to be elected or appointed to the Inspire Board in such number as is proportionate to Merck’s beneficial ownership of Inspire’s Common Stock. Therefore, if we accept Shares for payment pursuant to the Offer, Offeror will obtain control of the management of Inspire shortly thereafter. However, prior to the effective time of the Merger, the Inspire Board will retain at least two directors who were directors on April 5, 2011, the date of the Merger Agreement, and who qualify as “independent directors” by The NASDAQ Stock Market LLC or U.S. federal securities laws, and the approval of a majority of such directors will be required for Inspire to authorize, amend or terminate the Merger Agreement or effect certain other actions related to or in connection with the Merger. See “Section 12—Purpose of the Offer; Plans for Inspire, Stockholder Approval; Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On April 4, 2011, the last full trading day before the official announcement of the execution of the Merger Agreement was made by Merck and Inspire on April 5, 2011, the reported closing price for the Shares on NASDAQ was $3.98 per Share. On April 14, 2011, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $4.97 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

What are the U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer or the Merger?

Your exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, a U.S. Holder that exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its Shares. In general, payments made to a Non-U.S. Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless such Non-U.S. Holder has certain connections to the United States. You are urged to consult your own tax advisor regarding the tax consequences to you of exchanging your Shares for cash pursuant to the Offer or the Merger in light of your own particular circumstances. See “Section 5—Certain Material U.S. Federal Income Tax Considerations.”

Who can I talk to if I have questions about the Offer?

You can call Georgeson Inc., the information agent for the offer, at (212) 440-9800 (for banks and brokers) or (800) 279-6913 (toll-free) with any questions you may have. See the back cover of this Offer to Purchase.

To the Stockholders of Inspire Pharmaceuticals, Inc.:

INTRODUCTION

Monarch Transaction Corp., a Delaware corporation (“Offeror”) and a wholly-owned subsidiary of Merck & Co., Inc., a company formed under the laws of New Jersey (“Merck”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Inspire Common Stock”), including the associated preferred stock purchase rights (the “Rights”, and together with the shares of Inspire Common Stock, each a “Share” and collectively, the “Shares”) of Inspire Pharmaceuticals, Inc., a Delaware corporation (“Inspire”), for $5.00 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”). The Offer Price will be subject to any applicable withholding taxes.

You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at a rate of 28% on the gross proceeds payable to you. See “Section 3—Procedure for Accepting the Offer and Tendering Shares—Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses that Computershare Inc. (the “Depositary”) and Georgeson Inc. (the “Information Agent”) incur in connection with the Offer. See “Section 17—Fees and Expenses.”

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of April 5, 2011 (the “Merger Agreement”) among Merck, Offeror and Inspire. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Offeror will merge with and into Inspire (the “Merger”), with Inspire continuing as the surviving corporation and becoming a wholly-owned subsidiary of Merck (the “Surviving Corporation”). At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under the Delaware General Corporation Law (as amended, the “DGCL”) and any Shares held by Merck, Offeror or Inspire or any of their subsidiaries) will be converted into the right to receive cash in an amount equal to the per Share price paid in the Offer, without interest. The Merger Agreement provides that Inspire will take all reasonable steps necessary to provide that all options, whether vested or unvested, to purchase shares of Inspire Common Stock will become fully vested immediately prior to the acceptance for payment (the “Acceptance Time”) of all the Shares validly tendered and not properly withdrawn during the initial offering period (including extensions) and will be canceled as of the Acceptance Time in exchange for the right to receive, without interest, a lump sum cash amount (less any applicable withholding taxes) equal to the excess, if any, of the Offer Price over the per share exercise price of such option multiplied by the number of shares of Inspire Common Stock issuable upon exercise of such option. The Merger Agreement further provides that Inspire will take all reasonable steps necessary to provide that each outstanding award of restricted stock units, whether vested or unvested, will become fully vested and all restrictions and conditions applicable thereto will lapse immediately prior to the Acceptance Time and be canceled as of the Acceptance Time and converted into the right to receive, without interest, a cash payment equal to the Offer Price (less any applicable withholding taxes). The Merger is subject to the satisfaction or waiver of certain conditions described in “Section 15—Conditions of the Offer.” “Section 13—The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement. “Section 5—Certain Material U.S. Federal Income Tax Considerations” describes certain material U.S. federal income tax considerations relating to the sale of Shares in the Offer and the Merger.

The Board of Directors of Inspire (the “Inspire Board”) has unanimously (i) declared that the Offer and the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Inspire and Inspire’s stockholders (other than Merck, Offeror and their respective affiliates) and (ii) approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law. THE INSPIRE BOARD UNANIMOUSLY RECOMMENDS THAT INSPIRE’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. To the knowledge of Inspire, to the extent permitted by applicable securities laws, rules or regulations, including Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each executive officer and director of Inspire currently intends to tender all Shares over which he or she has sole dispositive power.

A description of the reasons for the Inspire Board’s approval of the Offer and the Merger is set forth in Inspire’s Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act on Schedule 14D-9 (the “Schedule 14d-9”).

The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a number of Shares that, considered together with all other Shares, if any, beneficially owned by Merck or its subsidiaries represents at least a majority of the total number of shares of Inspire Common Stock then outstanding on a fully diluted basis (the “Minimum Tender Condition”) (generally, for purposes of determining whether or not the Minimum Tender Condition has been satisfied, shares of Inspire Common Stock issuable pursuant to the top-up option or in connection with the Rights, will be excluded from the “fully diluted” calculation) and (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”). See “Section 15—Conditions of the Offer” and “Section 16—Certain Legal Matters; Regulatory Approvals.”

According to Inspire, as of April 1, 2011 there were 83,292,192 shares of Inspire Common Stock issued and outstanding, 11,320,746 shares of Inspire Common Share issuable upon the exercise of outstanding vested stock options and 1,665,719 shares of Inspire Common Stock subject to outstanding Restricted Stock Units. Accordingly, as of April 1, 2011, the Minimum Tender Condition would have been satisfied if approximately 48,139,329 Shares were validly tendered pursuant to the Offer and not properly withdrawn.

Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Offeror will be entitled to designate the number of directors, rounded up to the next whole number, to the Inspire Board that is in the same proportion as the Shares beneficially owned by Merck to the total number of Shares outstanding. Offeror currently intends, promptly after consummation of the Offer, to exercise this right and to designate new directors of Inspire from among (and possibly including all of) the following potential designees: Richard N. Kender, Steven Koehler, Mark E. McDonough, James McIntyre, Sean T. Mooney and George Shiebler. Each potential designee is a director, officer or employee of Merck. We expect that such representation on the Inspire Board would permit us to exert substantial influence over Inspire’s conduct of its business and operations. We currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors will be the directors of Inspire.

Under the DGCL, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we will be able to effect the Merger under the short-form Merger provisions of the DGCL without a vote of Inspire stockholders. If we do not acquire at least 90% of the outstanding Shares, either through the purchase of Shares in the Offer or upon exercise of the Top-Up Option (as defined below) granted to us by Inspire pursuant to the Merger Agreement, we will have to seek approval of the Merger Agreement and the Merger by Inspire’s stockholders. Such approval of the Merger Agreement and the Merger would require the affirmative vote of holders of a majority of the outstanding Shares. Assuming that the Minimum Tender Condition and the other conditions to the Offer are satisfied or waived, upon consummation of the Offer, we would own, as of the date of consummation of the Offer, sufficient Shares to enable us, without the vote of any other Inspire stockholders, to satisfy the stockholder approval requirement to approve the Merger Agreement and the Merger. See “Section 13—The Transaction Documents—The Merger Agreement.”

The Offer is conditioned upon the fulfillment of the conditions described in “Section 15—Conditions of the Offer.” The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Thursday May 12, 2011, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in “Section 3—Procedure for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 Midnight, New York City time, at the end of the day on Thursday, May 12, 2011, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “Section 15—Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Tender Condition (as hereinafter defined) and expiration or termination of any applicable waiting period relating to the Offer under the HSR Act. See “Section 16—Certain Legal Matters; Regulatory Approvals.” Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. If on the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived (other than any conditions to the Offer that by its nature cannot be satisfied until the closing of the Offer), we will (subject to our rights to terminate the Merger Agreement in accordance with its terms) extend the Offer. Any individual extension will not exceed 10 business days. In no event, may the Offer be extended by Offeror beyond August 29, 2011, without Inspire’s consent. See “Section 1—Terms of the Offer.” However, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or its staff or any other governmental authority that is applicable to the Offer. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See “Section 4—Withdrawal Rights.” The parties’ ability or obligation to extend the offering period of the Offer is subject to their respective rights to terminate the Merger Agreement in accordance with its terms.

Following the satisfaction or waiver of all the conditions to the Offer and the acceptance for payment (the “Acceptance Time”) of all the Shares validly tendered and not properly withdrawn during the initial offering period (including extensions), we may elect to provide a subsequent offering period, in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, a “Subsequent Offering Period”), of at least three business days (and, if immediately following the Acceptance Time more than 70%, but less than 90%, of the Shares outstanding at the time, which shall include (i) Shares beneficially owned by Merck, Offeror and their respective subsidiaries and (ii) Shares validly tendered in the Offer and not properly withdrawn, have been tendered when we first accept for payment Shares under the Offer, we will upon Inspire’s request provide for a Subsequent Offering Period of 10 business days), during which time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the offer consideration. We may extend the Subsequent Offering Period provided that we are not permitted under U.S. federal securities laws to provide a Subsequent Offering Period of more than 20 business days in the aggregate. We will not provide for such Subsequent Offering Period if the number of Shares issuable upon exercise of the Top-Up Option (as defined below) would allow us to obtain ownership of at least 5,000 Shares more than 90% of the then outstanding number of shares of Inspire Common Stock (after giving effect to the issuance of Top-Up Option Shares (defined below)). The same offer price will be paid to stockholders tendering Shares in the Offer during the initial offering period or during any Subsequent Offering Period, if there is any.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

We have not at this time made a final decision to provide or not to provide a Subsequent Offering Period if Inspire does not otherwise require us to make such a period available. If we elect (or are required) to provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that Inspire’s prior written consent is required for us to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, change or waive the Minimum Tender Condition, (iv) extend or otherwise change the Expiration Date (except to the extent required by or permitted under the Merger Agreement), (v) change the form of consideration payable in the Offer, (vi) impose any condition to the Offer other than the Offer Conditions or (vii) amend, modify or supplement any of the conditions to the Offer set forth in “Section 15—Conditions of the Offer” or terms of the Offer in any manner adverse to the holders of Shares, or that would reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair our or Merck’s ability to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view a tender offer must remain open for a minimum period of time following a material change in the terms of such tender offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of a tender offer. The release states that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, Offeror increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Inspire has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Top-Up Option. Pursuant to the Merger Agreement, Inspire has granted Offeror an option (the “Top-Up Option”) to purchase from Inspire shares of Inspire Common Stock (the “Top-Up Option Shares”) equal to the number of Shares that when added to the number of shares of Inspire Common Stock owned by Offeror, Merck and any subsidiary of Offeror or Merck immediately prior to the exercise thereof, constitutes 5,000 shares more than 90% of the number of shares of Inspire Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. Notwithstanding the forgoing, in no event will the Top-Up Option be exercisable for a number of shares of Inspire Common Stock in excess of Inspire’s then authorized and unissued shares of Inspire Common Stock. Offeror may pay the exercise price for the Top-Up Option, at its election, either (i) in immediately available funds by wire transfer to an account designated by Inspire or (ii) by paying cash in an amount not less than the aggregate par value of the Top-Up Option Shares and by delivering to Inspire a promissory note having a principal amount equal to the remainder of the purchase price and in substantially the form attached to the Merger Agreement. Upon exercise of the Top-Up Option, Offeror is required to cause the Merger to occur as promptly as practicable following the issuance of the Top-Up Option Shares. The Top-Up Option will only be exercised one time by Offeror in whole but not in part.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions of the Offer set forth in “Section 15—Conditions of the Offer.” If we decide to provide a Subsequent Offering Period (or are required to do so upon Inspire’s request), we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in “Section 16—Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act (as defined below), see “Section 16—Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Offeror’s obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (defined in “Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery”), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent’s Message (defined in “Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery”) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see “Section 3—Procedure for Accepting the Offer and Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “Section 3—Procedure for Accepting the Offer and Tendering Shares,” the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

3.	Procedure for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with the Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

•

the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Backup Withholding. A noncorporate Holder (as defined in “Section 5—Certain Material U.S. Federal Income Tax Considerations”) may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder, such U.S. Holder must (i) timely provide the

Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed Form W-9 included with the Letter of Transmittal) or (ii) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder, such Non-U.S. Holder must (i) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (ii) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. For a more detailed discussion of backup withholding, see “Section 5—Certain Material U.S. Federal Income Tax Considerations.”

Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Inspire’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Inspire’s stockholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.	Withdrawal Rights.

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn at any time after June 13, 2011. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after June 13, 2011, unless theretofore accepted for payment as provided herein.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered at any time before the Expiration Date by again following any of the procedures described in “Section 3—Procedure for Accepting the Offer and Tendering Shares.”

If we provide a Subsequent Offering Period (as described in more detail in “Section 1—Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Considerations.

The following is a general summary of certain material U.S. federal income tax considerations to a beneficial owner of Shares (a “Holder”) who exchanges Shares for cash pursuant to the Offer (including during a Subsequent Offering Period) or the Merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax considerations significantly different from those summarized herein. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any other taxing authority with respect to any of the U.S. federal income tax considerations summarized herein, and there can be no assurance that the IRS will not challenge any of the considerations summarized herein, or that a court will not sustain any such challenge by the IRS.

For purposes of this discussion, the term “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes:

•	a citizen or an individual resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a Holder (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of the exchange of Shares for cash pursuant to the Offer or the Merger.

This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of Holders that are subject to special treatment under the U.S. federal income tax laws, such as (i) banks, financial institutions or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (v) controlled foreign corporations or passive foreign investment companies, (vi) Holders that exercise appraisal rights in connection with the Merger, (vii) Holders that acquired Shares in connection with the exercise of employee stock options or otherwise as compensation for services, (viii) Holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (ix) Holders that are liable for the “alternative minimum tax” under the Code, (x) U.S. Holders whose functional currency is not the United States dollar, or (xi) U.S. expatriates. This discussion does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. In addition, this discussion applies only to Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes the Shares are not “United States real property interests” within the meaning of Section 897 of the Code.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

U.S. Holders. The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares exchanged were held for more than one year as of the date of exchange. Long-term capital gains of noncorporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired for the same cost in the same transaction) exchanged for cash pursuant to the Offer or the Merger.

Non-U.S. Holders. Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless: (a) the gain, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by the Non-U.S. Holder), in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis under regular graduated income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or (b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the Shares are exchanged and certain other conditions are met, in which event gain recognized by the Non-U.S. Holder will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), but generally may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding. Payments made to a Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger will be reported to the Holder and the IRS to the extent required by the Code and applicable Treasury Regulations. In addition, a noncorporate Holder may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder, such U.S. Holder must (i) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed Form W-9 included with the Letter of Transmittal) or (ii) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder, such Non-U.S. Holder must (i) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (ii) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. Each Non-U.S. Holder is urged to consult its own tax advisor to determine which IRS Form W-8 is appropriate in such Non-U.S. Holder’s case. If Shares are held through a non-U.S. partnership or other flow-through entity, certain documentation requirements also may apply to the partnership or other flow-through entity.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to a Holder generally will be allowed as a refund or credit against such Holder’s U.S. federal income tax liability, provided that such Holder timely furnishes the required information to the IRS.

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “ISPH”. The following table sets forth for the periods indicated the high and low sales prices per Share on NASDAQ as reported in published financial sources:

	High	Low
2008
First Quarter	$7.27	$4.84
Second Quarter	6.09	3.59
Third Quarter	6.75	2.89
Fourth Quarter	4.70	3.21

2009
First Quarter	4.08	1.68
Second Quarter	4.21	2.59
Third Quarter	4.68	3.52
Fourth Quarter	6.54	4.33

2010
First Quarter	6.07	4.36
Second Quarter	7.07	4.95
Third Quarter	7.69	4.83
Fourth Quarter	6.04	4.42

2011
First Quarter	8.74	5.82
Second Quarter	4.50	3.43
Third Quarter (through April 14, 2011)	4.99	3.90

Inspire has never paid a cash dividend on the shares of Inspire Common Stock. Under the terms of the Merger Agreement, Inspire is not permitted to declare or pay dividends with respect to shares of Inspire Common Stock. If we acquire control of Inspire, we currently intend that no dividends will be declared on the shares of Inspire Common Stock prior to the Merger Effective Time.

On April 4, 2011, the last full trading day before the official announcement of the execution of the Merger Agreement was made by Merck and Inspire on April 5, 2011, the reported closing price for the Shares on NASDAQ was $3.98 per Share. On April 14, 2011, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $4.97 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is consummated but the Merger does not take place or is delayed, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Offeror. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NASDAQ, the market for the Shares could be adversely affected. According to NASDAQ’s published guidelines, the Shares would not meet the criteria for continued listing on NASDAQ if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the listing of Shares on NASDAQ would be discontinued and the market for the Shares could be adversely affected. In the event the Shares were no longer listed on NASDAQ, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Inspire to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Inspire subject to registration, would substantially reduce the information required to be furnished by Inspire to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to Inspire. Furthermore, “affiliates” of Inspire and persons holding “restricted securities” of Inspire may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on NASDAQ. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause Inspire to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning Inspire.

Inspire is a Delaware corporation with principal executive offices at 8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina, 27617. The telephone number of Inspire’s principal executive offices is (919) 941-9777.

The following description of Inspire and its business has been taken from Inspire’s Annual Report on Form 10-K for the year ended December 31, 2010, and is qualified in its entirety by reference to such Annual Report on Form 10-K.

Inspire is a specialty pharmaceutical company focused on developing and commercializing ophthalmic products. Inspire’s specialty eye care sales force generates revenue from the promotion of AzaSite (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis and the co-promotion of Elestat (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis. Inspire receives royalties based on net sales of Restasis (cyclosporine ophthalmic emulsion) 0.05% for dry eye and expect to begin receiving royalties in 2011 based on net sales of Diquas Ophthalmic Solution 3% (diquafosol tetrasodium) for dry eye in Japan.

As of January 31, 2011, Inspire employed approximately 240 full-time and part-time employees. For the year ended December 31, 2010, Inspire’s total revenues and net income were $106.4 million and $(35.4) million, respectively.

Inspire Projections. In connection with Merck’s due diligence review, Inspire provided to Merck certain projected financial information concerning Inspire, including certain non-risk adjusted unaudited financial forecasts prepared by Inspire’s management (the “Projections”).

Set forth below are summaries of the Projections provided to us. The inclusion of the Projections in this Offer should not be regarded as an indication that any of Merck, Offeror, Inspire or their respective affiliates or representatives considered, or now consider, the Projections to be a reliable prediction of actual future events or results, and the Projections should not be relied upon as such. The Projections are being provided in this document only because Inspire made them available to Merck in connection with Merck’s due diligence review of Inspire. None of Merck, Offeror, Inspire or any of their respective affiliates or representatives assumes any responsibility for the accuracy of the Projections or makes any representation to any stockholder regarding the Projections, and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

The Projections cover multiple years and such information by its nature becomes less reliable with each successive year. The following table details the Projections for the fiscal years ending December 31, 2011 through 2018. Inspire has informed us that (i) the first case, entitled “Bacterial Conjunctivitis Case”, assumes that Azasite® is not approved for either an anterior or posterior blepharitis indication, (ii) the second case, entitled “Anterior Indication Case” assumes that Azasite® is approved for an anterior but not posterior blepharitis indication and product sales for such anterior indication commence as of January 1, 2014 and (iii) the third case, entitled “Anterior and Posterior Indication Case” assumes that Azasite® is approved for an anterior indication and a posterior blepharitis indication, with product sales for such anterior indication commencing as of January 1, 2014 and product sales for such posterior blepharitis indication commencing as of January 1, 2015. While product sales for the anterior indication would commence as of January 1, 2014, Phase 3 results would likely be available and published in the first quarter of 2013, resulting in increased sales during 2013. In addition, Inspire has informed us that the Projections:

•

assume all of Inspire’s intellectual property rights are maintained for the full exclusivity periods that are currently anticipated by Inspire and that there is no generic or other direct competition to Inspire’s products until such time as the full exclusivity periods expire;

•	assume no manufacturing issues that may hinder product supply;

•	assume that no new governmental regulations or adverse changes in managed care reimbursement or coverage will be adopted that hinder Inspire’s ability to sell products;

•

exclude the impact of the extension of the patent term for two Japanese patents owned by Inspire relating to the Diquas product, that result in an additional five years of exclusivity in the case of one patent and approximately 4.5 years of additional exclusivity with respect to the second patent. The result of which is that the manufacture and sale of the Diquas product is protected in Japan under patents that have claims to the drug substance, the formulation, and method of making that now expire in February 2023; and

•	reflect numerous other assumptions of management with respect to generic business, economic, legal, market and financial conditions and other matters.

Bacterial Conjunctivits Case

(millions of dollars)

	Fiscal Year Ending December 31,
	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E
Total Revenue	$87	$101	$105	$104	$105	$110	$116	$121
Gross Profit	$69	$81	$82	$85	$85	$89	$94	$100
Total Operating Expenses	$89	$89	$79	$68	$67	$69	$71	$73
Earnings Before Interest and Taxes	$(20)	$(8)	$4	$17	$18	$20	$23	$27

Anterior Indication

(millions of dollars)

	Fiscal Year Ending December 31,
	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E
Total Revenue	$87	$101	$119	$190	$210	$237	$257	$276
Gross Profit	$69	$81	$96	$147	$161	$181	$197	$212
Total Operating Expenses	$89	$89	$79	$112	$112	$113	$113	$97
Earnings Before Interest and Taxes	$(20)	$(8)	$17	$34	$50	$69	$84	$115

Anterior and Posterior Indication

(millions of dollars)

	Fiscal Year Ending December 31,
	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E
Total Revenue	$87	$101	$119	$190	$272	$368	$445	$522
Gross Profit	$69	$81	$96	$147	$207	$277	$335	$393
Total Operating Expenses	$89	$89	$91	$133	$134	$135	$136	$113
Earnings Before Interest and Taxes	$(20)	$(8)	$5	$13	$73	$142	$199	$280

The Projections were prepared by and are the responsibility of Inspire’s management. It is Merck’s understanding that the Projections were not prepared with a view to public disclosure or complying with U.S.

generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. It is also Merck’s understanding that Inspire’s independent auditors have not examined, compiled or performed any procedures with respect to the Projections presented in this Offer, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that Inspire may achieve the results contained in the Projections, and accordingly assume no responsibility for them and disclaim any association with them.

The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of Inspire to delay or cancel purchases of Inspire’s products pending the consummation of the Offer and the Merger or the clarification of Merck’s intentions with respect to the conduct of Inspire’s business thereafter. Any such delay or cancellation of business could adversely affect the ability of Inspire to achieve the results reflected in such financial projections. Further, the Projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

Inspire’s shareholders are cautioned not to rely on the Projections presented in this Offer.

Additional Information. Inspire is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Inspire’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

9.	Certain Information Concerning Offeror and Merck.

Offeror is a Delaware corporation incorporated on April 4, 2011, with principal executive offices at One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889. The telephone number of our principal executive offices is (908) 423-1000. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Offeror is a wholly-owned subsidiary of Merck.

Merck is a global health care company that delivers innovative health solutions. Merck’s operations are principally managed on a products basis and are comprised of four operating segments, which are the Pharmaceutical, Animal Health, Consumer Care and Alliances segments, and one reportable segment, which is the Pharmaceutical segment. The Pharmaceutical segment includes human health pharmaceutical and vaccine products marketed either directly by Merck or through joint ventures. Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. Merck sells these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Vaccine products consist of preventive pediatric, adolescent and adult vaccines, primarily administered at physician offices. Merck sells these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities. Merck also has animal health operations that discover, develop, manufacture and market animal health products, including vaccines, which Merck sells to veterinarians, distributors and animal producers. Additionally, Merck has consumer care operations that develop, manufacture and market over-the-counter, foot care and sun care products, which are sold through wholesale and retail drug, food chain and mass merchandiser outlets in the U.S. and Canada. Merck has approximately 94,000 employees worldwide, with approximately 37,600 employed in the U.S. Merck is a company formed under the laws of New Jersey with principal executive offices at One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889, telephone number (908) 423-1000.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Merck and Offeror and certain other information are set forth on Schedule I and Schedule II hereto, respectively.

Except as set forth elsewhere in this Offer to Purchase or Schedule I and Schedule II to this Offer to Purchase, respectively: (a) none of Merck, Offeror and, to Merck’s and Offeror’s knowledge, the persons listed in Schedule I and Schedule II hereto or any associate or majority owned subsidiary of Merck, Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Inspire; (b) none of Merck, Offeror and, to Merck’s and Offeror’s knowledge, the persons or entities referred to in clause (a) above has effected any transaction in the Shares or any other equity securities of Inspire during the past 60 days; (c) none of Merck, Offeror and, to Merck’s and Offeror’s knowledge, the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Inspire (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no transactions between Merck, Offeror, their subsidiaries or, to Merck’s and Offeror’s knowledge, any of the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, on the one hand, and Inspire or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (e) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no contacts, negotiations or transactions between Merck, Offeror, their subsidiaries or, to Merck’s and Offeror’s knowledge, any of the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, on the one hand, and Inspire or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (f) none of Merck, Offeror and, to Merck’s and Offeror’s knowledge, the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (g) none of Merck, Offeror and, to Merck’s and Offeror’s knowledge, the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe that our financial condition or the financial condition of Merck is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash and if the holders of Shares tender their Shares, following the Merger, they will not have any continuing interest in Inspire or Merck, (ii) consummation of the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same cash price per share paid in the Offer and (iv) we, through our parent company, Merck, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

10.	Source and Amount of Funds.

We will need approximately $430 million to purchase all Shares pursuant to the Offer, to cash out certain stock options and to pay related fees and expenses and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. Merck will provide us with sufficient funds to satisfy these obligations. Completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

We do not believe that our financial condition is relevant to a decision by the holders of the Shares whether to tender Shares and accept the Offer because:

•

the Offer is being made for all outstanding Shares solely for cash and if the holders of Shares tender their Shares, following the Merger, they will not have any continuing interest in Inspire or Merck;

•	consummation of the Offer is not subject to any financing condition;

•	if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

•

we, through our parent company, Merck, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

11.	Background of the Offer.

Information in this section regarding telephone conversations, meetings and other contacts or activities that did not involve Merck, Offeror or representatives of Merck or Offeror has been furnished by Inspire.

Merck continuously explores opportunities to expand its business platforms. In the first quarter of 2009 Merck identified Inspire’s ophthalmology business and its cystic fibrosis drug program to be of potential interest, and identified Inspire, among other companies, as a prospective acquisition candidate. In March, 2009, Richard Kender, Senior Vice President, Business Development and Corporate Licensing of Merck, had exploratory discussions about a potential acquisition transaction with Christy Shaffer, Inspire’s Chief Executive Officer at the time. On March 20, 2009 Merck sent a letter to Inspire expressing its interest in a potential transaction, including an all cash acquisition at a premium to the then-current trading price per share of Inspire. The Inspire Board considered and discussed the expression of interest but ultimately indicated to Merck that it was not interested in pursuing a transaction with Merck at that time.

On or about February 15, 2011, Richard Kender was contacted by representatives of Goldman, Sachs & Co. (“Goldman Sachs”), Inspire’s financial advisor. In a follow-up conversation, Goldman Sachs indicated to Merck that Inspire was exploring strategic alternatives and invited Merck to participate in the potential sale process.

On February 23, 2011, Merck entered into a confidentiality agreement with Inspire in connection with the evaluation of a potential acquisition transaction. Shortly thereafter, Merck was granted access to a virtual data room to conduct due diligence on Inspire. On February 24, 2011, members of Merck’s management attended meetings with Inspire’s management in New York, NY at the offices of Willkie Farr & Gallagher LLP (“Willkie Farr”), Inspire’s outside legal counsel. During these meetings, Inspire provided Merck with due diligence information, including a review of Inspire’s strategy, operations and financial performance. Over the period from February 23 to March 23, 2011, Merck and its advisors conducted preliminary due diligence and evaluation of Inspire and the transaction being considered.

On February 26, 2011, representatives at Goldman Sachs provided Merck with a process letter, and on March 3, 2011, Goldman Sachs sent a draft merger agreement and accompanying disclosure letter to Merck.

On March 24, 2011, Merck sent a letter to Goldman Sachs conveying a non-binding indication of interest for an acquisition of Inspire at a price of $4.85 per share in cash, which offer was subject to Merck’s further due diligence, the negotiation and execution of mutually acceptable definitive agreements and the approval of Merck’s board of directors. The indication of interest provided that the acquisition would not be subject to a financing condition.

Merck and its advisors continued their due diligence investigation during the period between March 24, 2011 and March 31, 2011, including conference calls with representatives of Inspire and an on-site visit of one of Inspire’s external manufacturing sites.

On March 31, 2011 Merck provided a markup of the draft merger agreement to Goldman Sachs, which markup was accompanied by a letter reconfirming Merck’s interest in acquiring Inspire at a price per share of $4.85 in cash.

Over the period from March 31 to April 4, 2011, Inspire and its advisors provided more detailed information to Merck regarding Inspire’s business, and Merck and its advisors conducted a more extensive due diligence investigation of Inspire. During this period Fried, Frank, Harris, Shriver & Jacobson LLP, legal counsel to Merck, and Willkie Farr engaged in negotiations on the terms of the merger agreement.

On April 3, 2011, the board of directors of Merck was provided background on the transaction being contemplated. On April 4, 2011 Merck’s board of directors unanimously authorized Merck management to proceed with a final offer at an increased price of $5.00 per share. That afternoon, Merck submitted a final non-binding offer to purchase all of the outstanding shares of Inspire at a price of $5.00 per share in cash. During the evening of April 4, 2011, representatives of Goldman Sachs communicated to Merck that Inspire was interested in pursuing a transaction with Merck, subject to final approval by Inspire’s board. Later that night and into the morning of April 5, 2011 the parties completed their negotiation of the merger agreement and disclosure letter as well as the Tender and Support Agreement with Stockholder. On the morning of April 5, 2011, following the approval by the Inspire Board of the Merger Agreement and the transactions contemplated thereby, Merck, Offeror and Inspire executed and delivered the Merger Agreement. Also on the morning of April 5, 2011 Merck, Offeror and Stockholder executed and delivered the Tender and Support Agreement.

12.	Purpose of the Offer; Plans for Inspire; Stockholder Approval; Appraisal Rights.

Purpose of the Offer. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Inspire. The Offer, as the first step in the acquisition of Inspire, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Inspire not purchased pursuant to the Offer or otherwise.

Plans for Inspire. Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Inspire, the disposition of securities of Inspire, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Inspire, the sale or transfer of a material amount of assets of Inspire, any material changes in Inspire’s present dividend policy, indebtedness, capitalization, corporate structure, business or any material change to the composition of Inspire’s management or board of directors.

After completion of the Offer and the Merger, Merck expects to work with the management of Inspire to evaluate and review Inspire and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate Inspire into Merck’s business units and market units. As a result of this review and integration, it is possible that Merck could implement changes to the business or capitalization of Inspire that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations, including the winding up of the separate existence of Inspire and the integration of the business and operations of Inspire into Merck. In addition, in connection with integrating the corporate structures of Inspire and Merck, Merck may determine to reorganize, merge or consolidate Inspire with one or more domestic or foreign subsidiaries of Merck. Merck reserves the right to change its plans and intentions at any time, as it deems appropriate.

After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the price paid in the Offer. If we do not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete the Merger under the “short-form” provisions of the DGCL, we expect to acquire additional Shares by exercising the Top-Up Option, subject to the limitations set forth in the Merger Agreement.

After the purchase of the Shares in the Offer, we will be entitled to appoint our representatives to the board of directors of Inspire in proportion to the aggregate ownership by us and Merck of the outstanding Shares, as described below under the caption “Directors” in Section 13 “The Transaction Documents—The Merger Agreement.” After completion of the Offer and the Merger, Inspire will be a wholly-owned subsidiary of Merck.

Stockholder Approval. Under the DGCL, if we acquire, pursuant to the Offer or otherwise (including by exercise of the Top-Up Option), at least 90% of the outstanding Shares, we believe we could, and we intend to, effect a merger under the short-form merger provisions of the DGCL without prior notice to, or any action by, any other Inspire stockholder. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of the Merger Agreement and the Merger by Inspire’s stockholders. Approval of the Merger Agreement and the Merger requires the approval of holders of not less than a majority of the outstanding Shares, including the Shares owned and purchased by us pursuant to the Offer. Thus, assuming that the Minimum Tender Condition is satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the vote of any other Inspire stockholder, to satisfy the stockholder approval requirement to approve the Merger. Pursuant to the Merger Agreement, Inspire has agreed to call, give notice of, convene and hold a meeting of Inspire’s stockholders as soon as reasonably practicable following the Acceptance Time in accordance with its certificate of incorporation, bylaws, applicable law and The NASDAQ Marketplace Rules to consider and take action upon the Merger Agreement if stockholder approval is required to effect the Merger.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning Inspire and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction. Offeror and Merck believe, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Acceptance Time at the same per share price as paid in the Offer.

Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL. Each such holder will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with a fair rate of interest, if any, determined by a Delaware court for Shares held by such holder. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price paid per Share pursuant to the Offer or the price per Share to be paid in the Merger. Holders of Shares should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under Section 262 of the DGCL. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses her, his or its rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to Inspire a written withdrawal of the demand for appraisal by the date set forth in the appraisal notice to be delivered to the holders of the Shares as provided in the DGCL. Failure to comply with the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form Merger, in which case they will be set forth in the notice of Merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

13.	The Transaction Documents.

The Merger Agreement.

For the purposes of this Section 13, capitalized terms used but not defined herein will have the respective meanings set forth in the Merger Agreement. The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Merck, Offeror or Inspire. Such information can be found elsewhere in this Offer to Purchase.

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than April 19, 2011 or 10 business days after the date of the Merger Agreement, which was April 5, 2011. The obligations of Offeror to (and the obligations of Merck to cause Offeror to) purchase, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of certain conditions (the “Offer Conditions”) that are described in “Section 15—Conditions of the Offer.” Offeror expressly reserves the right to increase the Offer Price and to waive any of the Offer Conditions and/or modify the terms of the Offer, except that, without the consent of Inspire, Offeror will not: (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) amend, change or waive the Minimum Tender Condition; (iv) extend the Offer or otherwise change the Expiration Date, except (A) as required by applicable law or (B) in connection with an increase in the Offer Price; (v) change the form of the consideration payable in the Offer; (vi) impose any condition to the Offer other than the Offer Conditions; or (vii) otherwise amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Merck or Offeror to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

The Merger Agreement provides that if at the scheduled Expiration Date any of the conditions to the obligation to purchase the Shares have not been satisfied or waived, Offeror will, and Merck will cause Offeror to, subject to the rights of the parties to terminate the Merger Agreement under Article 8 of the Merger Agreement, extend (and re-extend) the Offer until the date all of the Offer Conditions are satisfied or waived (other than any Offer Conditions that by their nature cannot be satisfied until the closing of the Offer, which shall be required to be satisfied or waived at the closing of the Offer) for one or more periods of not more than 10 business days each but not beyond September 5, 2011. Offeror may not extend the Offer beyond August 29, 2011, without the prior written consent of Inspire in its sole discretion. Offeror must also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other law. Offeror is required to accept and pay for Shares validly tendered and not properly withdrawn as promptly as practicable following the later of (i) the earliest date as of which Offeror is permitted under applicable law to accept such tendered Shares and (ii) the earliest date as of which each of the Offer Conditions is satisfied or waived.

Subsequent Offering Period. The Merger Agreement provides that following the Acceptance Time, Offeror may, without the consent of Inspire, provide for a Subsequent Offering Period (and one or more extensions thereof) in accordance with Rule 14d-11 of the Exchange Act if (i) Offeror has complied with all of the conditions of Rule 14d-11 under the Exchange Act and (ii) at the commencement of any Subsequent Offering Period (or extension thereof) the number of Shares owned by Merck, Offeror and their respective subsidiaries represent less than 90% of the then outstanding number of Shares. The Merger Agreement obligates Offeror to provide for a Subsequent Offering Period of 10 business days, if requested by Inspire, in the event that, at the Acceptance Time, Merck, Offeror and their respective subsidiaries own more than 70% but less than 90% of the Shares outstanding at that time. Offeror is required to accept and pay for Shares validly tendered during the Subsequent Offering Period as promptly as practicable after such Shares are so tendered. If Offeror is required to exercise the Top-Up Option (as defined below) of if such Subsequent Offering Period would extend beyond August 29, 2011 without the prior written consent of Merck (which consent may be withheld in its sole discretion), Offeror will not be permitted to provide for a Subsequent Offering Period.

Top-Up Option. Pursuant to the Merger Agreement, Inspire has granted Offeror an option (the “Top-Up Option”) to purchase from Inspire shares of Inspire common stock (the “Top-Up Option Shares”) equal to the number of shares of Inspire common stock that, when added to the number of shares of Inspire common stock owned by Offeror, Merck and any subsidiary of Offeror or Merck immediately prior to the exercise thereof, constitutes 5,000 shares more than 90% of the number of shares of Inspire common stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. Offeror may pay the exercise price for the Top-Up Option, at its election, either (i) in immediately available funds by wire transfer to an account designated by Inspire or (ii) by paying cash in an amount equal to not less than the aggregate par value of the Top-Up Option Shares and by delivering to Inspire a promissory note having a principal amount equal to the balance of the purchase price in substantially the form attached to the Merger Agreement. Upon exercise of the Top-Up Option, Offeror is required to cause the closing of the Merger to occur as promptly as practicable following the issuance of the Top-Up Option Shares. The Top-Up Option may only be exercised one time by Offeror in whole but not in part.

Directors. The Merger Agreement provides that subject to the applicable law and applicable NASDAQ rules, following the Acceptance Time, Offeror will be entitled to designate such number of directors, rounded up to the next whole number, to the Inspire Board as will give Offeror representation on the Inspire Board after giving effect to the election of such directors, in the same proportion as the percentage of Shares then owned by Merck, Offeror or any other subsidiary of Merck, to the total number of Shares outstanding. Inspire is required under the Merger Agreement to take all actions available to Inspire to cause Offeror’s designees to be elected or appointed to the Inspire Board, provided that, until the Effective Time, the Inspire Board must have at least two directors who were members of the Inspire Board on the date of the Merger Agreement and who qualify as independent for purposes of NASDAQ and the U.S. Federal Securities laws (such directors, the “Continuing Directors”). Subject to applicable law and NASDAQ rules, Inspire, if requested by Merck, will also cause the individuals designated by Offeror to constitute at least the same percentage, rounded up to the next whole number, as is on the Inspire Board of each committee of the Inspire Board (other than any committee of the Inspire Board comprised solely of Continuing Directors established to take action under the Merger Agreement).

Following the election or appointment of Offeror’s designees and until the Merger Effective Time, the approval by a majority of the Continuing Directors then in office (or if there should only be one or two Continuing Directors then in office, all of such Continuing Directors then in office) will be required to authorize (and such authorization will constitute the authorization of the Inspire Board):

•	any amendment, modification or termination of the Merger Agreement by Inspire;

•	any extension of time for performance of any obligation or action of Merck or Offeror under the Merger Agreement;

•	any waiver of any condition the obligations of Inspire or any waiver or exercise of any right of Inspire under the Merger Agreement;

•	any amendment to Inspire’s certificate of incorporation or by-laws;

•	any authorization of any agreement between Inspire, on the one hand, and Merck, Offeror or any of their affiliates, on the other hand; or

•

any other action by Inspire in connection with the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement other than Inspire’s performance of its obligations under the Merger Agreement, including the consummation of the Merger, and other actions that could not reasonably be expected to adversely affect the interests of Inspire’s stockholders (other than Merck or any of its affiliates).

The Merger. The Merger Agreement provides that, at the Merger Effective Time, Offeror will be merged with and into Inspire with Inspire being the Surviving Corporation. Following the Merger, the separate existence of Offeror will cease, and Inspire will continue as the Surviving Corporation, becoming wholly-owned by Merck. The directors of Offeror immediately prior to the Merger Effective Time will be the initial directors of the Surviving Corporation. The officers of Offeror immediately prior to the Merger Effective Time will be the initial officers of the Surviving Corporation.

Each Share issued and outstanding immediately prior to the Merger Effective Time (other than Shares held in treasury by Inspire and any Shares held by Merck, Offeror or by their respective direct or indirect subsidiaries, which will be canceled without the payment of any consideration therefor as described in the immediately succeeding paragraph, and Appraisal Shares (as defined below)) will be canceled and converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer Price, without interest thereon and less any applicable withholding taxes (the “Merger Consideration”). At the Merger Effective Time, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the Merger Effective Time represented any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Share without interest.

At the Merger Effective Time, each Share that is held in the treasury by Inspire and each Share owned by Inspire, Merck, Offeror, or by their respective direct or indirect subsidiaries immediately prior to the Merger Effective Time, will be canceled automatically and retired and will cease to exist, and no payment or distribution will be made with respect thereto.

Shares outstanding immediately prior to the Merger Effective Time held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. However, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares will cease and such Appraisal Shares will be deemed to have been converted as of the Merger Effective Time into the right to receive the Merger Consideration.

Equity-Based Compensation Plans and Awards. The Merger Agreement provides that Inspire will take all reasonable steps necessary to provide that each outstanding Option (as defined below) whether vested or unvested to purchase shares of Inspire Common Stock, will become fully vested immediately prior to the Acceptance Time and will be canceled as of the Acceptance Time in exchange for the right to receive, without interest, a lump sum cash amount equal to the Option Consideration (as defined below), if any (less any applicable withholding taxes), with respect to such Option. If the aggregate exercise price of an Option is equal to or greater than the Offer Price multiplied by the number of shares of Inspire Common Stock issuable under such Option, such Option will be canceled, without any consideration being payable in respect thereof. “Option Consideration” means, with respect to any Option, an amount equal to (i) the Offer Price, less (ii) the exercise price payable in respect of each share of Inspire Common Stock issuable under such Option, multiplied by (iii) the number of shares of Inspire Common Stock subject to such Option. “Option” means any option granted and, as of immediately before the Acceptance Time, not exercised, expired or terminated, to any current or former employee, director or independent contractor of Inspire or any predecessor thereof to purchase shares of Inspire Common Stock pursuant to the Stock Plan or Stock Option Agreements made between Inspire and Adrian Adams, Andrew Koven and Charles Johnson, dated effective February 22, 2010, May 10, 2010 and September 15, 2010, respectively. “Stock Plan” means the Inspire Amended and Restated 2010 Equity Compensation Plan, the Inspire Amended and Restated 2005 Equity Compensation Plan and the Inspire Amended and Restated 1995 Stock Plan. Inspire will pay any amounts payable to holders of Options as promptly as practicable after the Acceptance Time, and in no event later than the first regular payroll cycle following the Acceptance Time.

The Merger Agreement further provides that Inspire will take all reasonable steps necessary to provide that each outstanding Restricted Stock Unit (as defined below), whether vested or unvested, will become fully vested and all restrictions and conditions applicable thereto will lapse immediately prior to the Acceptance Time and be canceled as of the Acceptance Time and converted into the right to receive, without interest, a cash payment equal to the Offer Price. “Restricted Stock Unit” means any award of restricted Share units outstanding immediately before the Merger Effective Time with respect to which the restrictions have not lapsed, and which award has not previously expired or terminated, to a current or former employee, director or independent contractor of Inspire or any predecessor thereof pursuant to the Stock Plan or the Restricted Stock Unit Agreements made between Inspire and Adrian Adams, Andrew Koven and Charles Johnson, dated effective March 18, 2010, May 19, 2010 and September 15, 2010, respectively.

Each holder of Restricted Stock Units will receive from Inspire or the Surviving Corporation, as applicable, in respect of and in consideration thereof, as promptly as practicable after the Acceptance Time, and in no event later than the first regular payroll cycle following the Acceptance Time, an amount (less any applicable withholding taxes) equal to the consideration payable as described in the preceding paragraph.

Prior to the Acceptance Time, the Inspire Board (or, if appropriate, any committee thereof administrating the Stock Plan) will adopt such resolutions as may be required to effectuate the actions described above.

Representations and Warranties. In the Merger Agreement, Inspire has made representations and warranties to Merck and Offeror, including representations relating to: organization of Inspire; Inspire’s capitalization; authorization of Inspire and the absence of conflicts with or consents required in connection with the Merger Agreement; no subsidiaries; Inspire’s public information; absence of material adverse changes; litigation; disclosure documents; broker’s and finder’s fees; employee benefit plans and other employee matters; taxes; environmental matters; compliance with laws; intellectual property; opinions of Inspire’s financial advisors; insurance; material contracts; real property; Inspire’s rights agreement; the Delaware takeover statute; inventory; and interested party transactions.

In the Merger Agreement, Merck and Offeror have made representations and warranties to Inspire, including representations relating to: organization and existence; authorization with respect to the Merger Agreement; the absence of conflicts with or consents required in connection with the Merger Agreement; information supplied or to be supplied to Inspire; availability of funds; broker’s or finder’s fees; ownership of Inspire’s common stock; absence of litigation; other agreements or understandings with Inspire’s directors or officers; and acknowledgement that Inspire makes no representations in addition to those described above.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Inspire, Merck or Offeror or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Merck’s or Inspire’s public disclosures.

Operating Covenants. The Merger Agreement provides that, from the date of the Merger Agreement to the date on which the majority of the Inspire Board consists of designees of Offeror (the “Board Appointment Date”), except (i) as set forth on Inspire’s disclosure letter, (ii) if Merck otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable law or (iv) as expressly permitted or required pursuant to the Merger Agreement, Inspire is required to conduct its business in the ordinary course of business and use its commercially reasonable efforts to maintain and preserve intact the material aspects of its business organizations, to maintain its beneficial business relationships, to retain the services of its present key officers and key employees and to comply in all material respects with the terms of certain specified material contracts.

Between the date of the Merger Agreement and the Board Appointment Date, Inspire is subject to specified operating covenants and restrictions, including restrictions relating to: the purchase, sale or encumbrance of material property or material assets; acquisitions, mergers and consolidations; amendment of charter documents and bylaws; declaration, setting aside or payment of dividends; split, combination, subdivision, reclassification, redemption or purchase of outstanding stock and other securities; issuance, sale or pledge of stock; redemption, repurchase, prepayment or modification in any material respect of indebtedness; compensation of directors, employees, agents or consultants; employee benefit plans; tax matters; revaluation of assets or liabilities or changes in financial accounting methods; commencement of litigation; capital expenditures; entry into any contract containing non-competition, exclusivity or other similar provision that prohibits, limits or otherwise restricts Inspire or its affiliates from engaging in any operations or business anywhere in the world; termination, waiver, amendment or modification of any standstill, confidentiality agreement or similar contract; amendment, modification or termination of material contracts; engagement in new business activities; payments to advisors in connection with the Merger Agreement; dissolution, merger, consolidation or other reorganization; entry into any joint venture, partnership or similar arrangement; making loans, advances or capital contributions, or creating any new subsidiary; actions intended to result in any of the Offer Conditions not being satisfied or impairing its ability to consummate the Merger and agreements or commitments to take any actions otherwise precluded above.

The Merger Agreement provides that, from the date of the Merger Agreement to the Merger Effective Time, except as contemplated by the Merger Agreement, Merck and Offeror will not, directly or indirectly, take any action that would reasonably be expected to materially delay, impair or prevent completion of the Offer or the Merger. Such undertaking by Merck and Offeror does not, however, preclude them from exercising their rights under the Merger Agreement, including their right to terminate the Merger Agreement in the circumstances described under “Termination” below.

Stockholders Meeting; Board Recommendation. The Merger Agreement provides that, if the adoption of the Merger Agreement by Inspire’s stockholders is required by applicable law, Inspire will, in consultation with Merck, as soon as reasonably practicable following the Acceptance Time, duly call and give notice of, convene and hold a meeting of its stockholders for the purpose of adopting the Merger Agreement. Merck agrees to cause all Shares then owned by Merck and Offeror and their subsidiaries to be voted in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, under the Merger Agreement, if Merck, Offeror and their respective subsidiaries collectively acquire at least 90% of the then outstanding Shares, Merck and Offeror will take all necessary and appropriate action to cause the Merger to become effective after the expiration of the Offer without a stockholders’ meeting in accordance with Section 253 of the DGCL as promptly as practicable.

Pursuant to the Merger Agreement, except as provided below, the Inspire Board may not (i) withhold, withdraw (or not continue to make), change, amend or modify in a manner adverse to Merck or Offeror, or publicly propose to withhold, withdraw (or not continue to make), change, amend or modify, in a manner adverse to Merck or Offeror, the recommendation by the Inspire Board that its stockholders accept the Offer, tender their Shares to Offeror pursuant to the Offer and adopt the Merger Agreement (the “Board Recommendation”); (ii) if a tender offer or exchange offer for shares of capital stock of Inspire that constitutes a Takeover Proposal (as defined below) is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of Inspire (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Inspire, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 business days after commencement thereof; (iii) approve or recommend, or publicly propose to approve or recommend any Takeover Proposal made or received after the date of the Merger Agreement; or (iv) cause or permit Inspire to enter into any Alternative Acquisition Agreement (as defined below). Any action described in clauses (i) through (iii) above will constitute a “Company Adverse Recommendation Change”.

However, the Inspire Board, may, prior to the Acceptance Time, (x) in response to an unsolicited Takeover Proposal made after the date of the Merger Agreement, terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal if the Inspire Board (A) has received a Takeover Proposal that, in the good faith determination of the Inspire Board, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Merck and Offeror, (B) determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would reasonably be likely to violate the directors’ fiduciary duties under applicable law and (C) provides to Merck the most current version of the proposed agreement under which the Superior Proposal is proposed to be consummated, or (y) effect a Company Adverse Recommendation Change described in clause (i) of the preceding paragraph, in response to an Intervening Event, if the Inspire Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure of the Inspire Board to effect such a Company Adverse Recommendation Change would reasonably be likely to violate the directors’ fiduciary duties under applicable law. Inspire is not entitled to exercise this right to make a Company Adverse Recommendation Change unless Inspire has (A) provided to Merck at least three business days’ prior written notice advising Merck that the Inspire Board intends to take such action and specifying the facts underlying the Inspire Board’s determination that an Intervening Event has occurred, and the reasons for the Company Adverse Recommendation Change, in reasonable detail, and (B) during such three business day period, if requested by Merck, engaged in good faith negotiations with Merck to amend the Merger Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event.

Inspire is not be entitled to effect a Company Adverse Recommendation Change or to terminate the Merger Agreement, in each case, with respect to a Superior Proposal unless (i) Inspire has provided a written notice (a “Notice of Superior Proposal”) to Merck and Offeror that Inspire intends to take such action that includes the material terms of the Superior Proposal that is the basis of such action (including the identity of the Third Party making the Superior Proposal), (ii) during the four business day period following Merck’s and Offeror’s receipt of the Notice of Superior Proposal, Inspire must, and must direct its representatives to, negotiate with Merck and Offeror in good faith (to the extent Merck and Offeror desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the four business day period, the Inspire Board has determined in good faith, taking into account any changes to the Merger Agreement proposed in writing by Merck and Offeror, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal requires a new Notice of Superior Proposal.

As used in the Merger Agreement, an “Intervening Event” means a material fact, event, change, development or set of circumstances (other than a Takeover Proposal) occurring or arising after the date of the Merger Agreement that was not known by the Inspire Board as of or prior to the date of the Merger Agreement (and not relating in any way to any Takeover Proposal).

No-Solicitation Provisions. The Merger Agreement provides that from and after the date of the Merger Agreement until the earlier of the Acceptance Time or the date, if any, on which the Merger Agreement is terminated, Inspire will not, and will direct each of its directors, officers, employees, consultants, advisors (including, without limitation, attorneys, accountants, investment bankers and financial advisors), agents and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the submission of any Takeover Proposal, (ii) participate or engage in any discussions or negotiations with, or furnish any non-public information to, any third party in connection with, or for the purposes of encouraging or facilitating, a Takeover Proposal, (iii) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement (as defined below)) relating to or providing for a Takeover Proposal (an “Alternative Acquisition Agreement”) or (iv) take any other action designed to, or that would knowingly facilitate, the making or receipt of any Takeover Proposal or the consummation thereof.

However, the Merger Agreement also provides that Inspire, directly or indirectly through its Representatives, may (i) furnish non-public information to any third party that has submitted a Takeover Proposal (provided, that (A) prior to so furnishing such information, Inspire receives from the third party an executed confidentiality agreement containing terms no less favorable to Inspire in any material respect (other than any standstill provision, which may not be less favorable to Inspire in any respect) than the terms set forth in the confidentiality agreement with Merck (an “Acceptable Confidentiality Agreement”), and (B) any material non-public information concerning Inspire provided to any third party given such access must, to the extent not previously provided to Merck or Offeror, be provided to Merck or Offeror at substantially the same time it is provided to such third party), (ii) contact any third party that has submitted a Takeover Proposal solely to clarify the terms and conditions of such Takeover Proposal, and (iii) engage in discussions or negotiations with, and take any other actions referred to clauses (i) or (ii) of the preceding paragraph with respect to, the Takeover Proposal submitted by such third party if, in the case of clause (i) and clause (iii) immediately above, such third party has submitted a Takeover Proposal which the Inspire Board determines in good faith, after consultation with its financial and legal advisors, constitutes, or is reasonably likely to lead to, a Superior Proposal.

The Merger Agreement contains a provision that requires Inspire to, as promptly as reasonably practicable (and in any event within one business day), provide Merck and Offeror a copy of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal or, where no such written materials are available, a reasonably detailed description of such Takeover Proposal) or any request for non-public information in connection with any Takeover Proposal (including the identity of the person or group making the Takeover Proposal or request, as applicable), and keep Merck and Offeror reasonably informed of the status of any such Takeover Proposal or request on a reasonably current basis (and in any event at Merck’s request and otherwise within one business day after the occurrence of any material amendments, developments, discussions or negotiations) and provide to Merck as promptly as reasonably practicable (and in any event within one business day after receipt or delivery thereof), copies of all other written inquiries or correspondence sent by or provided to Inspire (or its Representatives) in connection with any such Takeover Proposal or request.

The Merger Agreement further contains a provision that Inspire or the Inspire Board may, directly or indirectly acting through its financial and legal advisors, (i) take and disclose to Inspire’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) make any “stop, look and listen” statement or similar communication to Inspire’s stockholders pending disclosure of its position under Rule 14d-9 if the Inspire Board has determined in good faith, after consultation with legal counsel, that the failure to do so is reasonably likely to violate its fiduciary duties under applicable law, it being understood that any disclosure or communication pursuant to the foregoing clause (i) that is not accompanied by an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Board Recommendation will be deemed to be a Company Adverse Recommendation Change.

As used in the Merger Agreement, “Takeover Proposal” means, other than the Merger, the Offer and the other transactions contemplated by the Merger Agreement, any bona fide written proposal or offer (other than a proposal or offer by Merck or any of its subsidiaries) from any person or entity or group (other than Merck, Offeror and their respective affiliates) which did not arise out of or result from a breach of the non-solicitation provision of the Merger Agreement, relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Inspire; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of twenty percent or more of the assets of Inspire as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any person of twenty percent or more of the issued and outstanding shares of common stock of Inspire, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty percent or more of the common stock of Inspire or any class of equity or voting securities of Inspire or any assets of Inspire that, individually or in the aggregate, constitute twenty percent or more of the assets of Inspire as determined on a book-value basis.

As used in the Merger Agreement, “Superior Proposal” means a Takeover Proposal made by a third party after the date of the Merger Agreement that the Inspire Board determines in good faith, after consultation with Inspire’s financial and outside legal advisors and considering such factors as the Inspire Board considers to be appropriate (including the conditionality and the expected timing of consummation), is reasonably likely to be consummated on the terms proposed (for which financing, if a cash transaction (whether in whole or in part), is then fully committed or available, and which is not subject to any condition to consummation based on the availability of financing) and is more favorable to the holders of Shares (solely in their capacity as such) than the Merger, the Offer and the other transactions contemplated by the Merger Agreement (after giving effect to any adjustments to the terms thereof); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Takeover Proposal will be deemed to be references to “more than 50%.”

Employment and Employee Benefits. Pursuant to the Merger Agreement, Merck has agreed that it will, from the date on which the Acceptance Time occurs until 12 months after the closing of the Merger, provide or cause to be provided to each person who is an employee of Inspire immediately prior to the Acceptance Time (i) a base salary or hourly wage rate, and a total annual compensation opportunity, which, at the election of Merck, is (x) at least equal to such employee’s base salary or hourly wage rate and total annual compensation opportunity (including any cash bonuses and excluding any equity-based compensation) immediately prior to the Acceptance Time or (y) at least equal to those amounts provided by Merck to similarly situated employees of Merck or its subsidiaries, and (ii) employee benefits that are at least comparable in the aggregate, at the election of Merck, to either (x) those employee benefits provided to them immediately prior to the Acceptance Time or (y) the benefits provided by Merck to similarly situated employees of Merck or its subsidiaries, as amended from time to time.

Rule 14d-10(d). Prior to the Acceptance Time and to the extent permitted by law, Inspire (acting through its Compensation Committee or its independent directors, to the extent required) will take all such steps as may be required to cause each employment compensation, severance and employee benefit agreement, arrangement or understanding entered into by Inspire on or after the date of the Merger Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officers, directors or employees to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d)(2) of the Exchange Act.

Indemnification and Insurance. Merck and Offeror have agreed in the Merger Agreement that all rights to advancement of expenses, indemnification and exculpation by Inspire now existing in favor of each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of Inspire (the “Indemnified Parties”) as provided in Inspire’s charter and by-laws or pursuant to any other agreements in effect as of the date of the Merger Agreement will survive the Merger and will continue in full force and effect for at least six years after the Merger Effective Time.

The Merger Agreement also provides that from and after the Acceptance Time, each of Merck and the Surviving Corporation will, jointly and severally, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing, subject to the indemnifying or advancing party’s receipt of an unsecured undertaking by or on behalf of the Indemnified Party to repay such funds if it is ultimately determined that such Indemnified Party is not entitled to indemnification under the Merger Agreement) each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Acceptance Time in connection with such Indemnified Party serving as an officer or director of Inspire or any entity if such service was at the request or for the benefit of Inspire.

The Merger Agreement also provides that for at least six years after the Merger Effective Time, Merck will cause the Surviving Corporation to cause the individuals who served as the officers and directors of Inspire prior to the Merger Effective Time who are then covered by the directors’ and officers’ (“D&O”) liability insurance policy currently maintained by Inspire (the “D&O Insurance”) to be covered under a prepaid D&O liability insurance policy on terms and conditions no less advantageous to such individuals than Inspire’s existing D&O liability insurance policy with respect to acts or omissions of such directors and officers at or prior to the Merger Effective Time (including in respect of the Merger Agreement and the transactions contemplated thereby). However, the Surviving Corporation is not required to expend more than an amount per year equal to 300% of current annual premiums paid by Inspire for such insurance to maintain or procure insurance coverage. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such amount, the Surviving Corporation will procure and maintain for such six-year period as much coverage as is available for such amount. Merck has the right to cause coverage to be extended under the D&O Insurance by causing the Surviving Corporation to obtain a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance. Inspire has the right to purchase a reporting tail endorsement policy, subject to certain limitations.

Stock Exchange De-listing. The Merger Agreement provides that prior to the Merger Effective Time, Inspire will cooperate with Merck and use its commercially reasonable efforts to take all actions and do all things reasonably necessary, proper or advisable under applicable laws and NASDAQ rules to enable the de-listing of the common stock of the Surviving Corporation from NASDAQ and the deregistration of the common stock under the Exchange Act as promptly as practicable after the Merger Effective Time.

Commercially Reasonable Efforts to Cause the Merger to Occur. Pursuant to the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its commercially reasonable best efforts to take, or cause to be taken, all action which it is capable of taking, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including obtaining all consents, approvals, waivers and authorizations required for the consummation by the parties of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and the execution of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

Hart-Scott-Rodino (HSR) and other Antitrust Approvals. The Merger Agreement requires that each of Merck, Offeror and Inspire, as promptly as reasonably practicable after the date of the Merger Agreement (but no later than April 12, 2011), make all filings required by each of them under the HSR Act, and other applicable antitrust or competition laws with respect to the Offer, the Merger and the transactions contemplated by the Merger Agreement. Merck, Offeror and Inspire have agreed to use their respective commercially reasonable best efforts to obtain all government clearances or approvals required to consummate the Offer, the Merger and the transactions contemplated by the Merger Agreement under the HSR Act and other applicable antitrust or competition laws.

Directors and Officers. The Merger Agreement provides that the directors of Offeror immediately prior to the Merger Effective Time will become the initial directors of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or the time their respective successors are duly elected or appointed and qualified. The officers of Offeror immediately prior to the Merger Effective Time will be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or the time their respective successors are duly elected or appointed and qualified.

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of the Merger of the following conditions:

•	if required by law, the Merger Agreement has been duly adopted at a meeting of Inspire Stockholders by the holders of a majority of the issued and outstanding Shares;

•

there are no judgments, legal restraints or prohibitions in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof. Prior to invoking this condition, each party is required to use its reasonable best efforts to have any such judgment or other legal restraint or prohibition lifted; and

•	Offeror or Merck has purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

Termination. The Merger Agreement may be terminated and the Offer, the Merger and the related transactions may be abandoned at any time prior to the Acceptance Time:

(a) by mutual written consent of Merck, Offeror and Inspire prior to the Acceptance Time;

(b) by either Inspire or Merck as follows:

(i) if the Acceptance Time has not occurred on or before September 5, 2011, except that this right to terminate the Merger Agreement will not be available to any party if the failure of the Acceptance Time to occur on or before September 5, 2011 was caused by or resulted from the failure of such party (or any affiliate of such party) to perform in any material respect any covenant or agreement in the Merger Agreement;

(ii) if any judgment, ruling, order, writ, injunction or decree of any governmental authority (“Judgment”) issued by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition in each case making the Offer or the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof is in effect and has become final and nonappealable; provided that this right to terminate the Merger Agreement will not be available to any party if the issuance of such Judgment, law, legal restraint or prohibition was caused by or resulted from the failure of such party (or any affiliate of such party) to perform in any material respect any covenant or agreement in the Merger Agreement;

(c) by Merck, if (x) a Company Adverse Recommendation Change has occurred, (y) Inspire has materially breached any of its obligations under the non-solicitation provisions contained in the Merger Agreement, provided that such material breach was the result of actions taken or not taken by, at the direction of or with the consent or knowledge of specified members of Inspire’s senior management, any member of the Inspire Board or senior individual employed by the any financial or legal advisor to Inspire in connection with the Offer, the Merger of the other transactions contemplated by the Merger Agreement, or in the case of any other material breach of its non-solicitation covenants contained in the Merger Agreement, such breach became known to specified members of Inspire’s senior management or any member of the Inspire Board and Inspire failed to use its best efforts to cause such breach to cease to be ongoing, or (z) the Inspire Board fails publicly to reaffirm its recommendation of the Merger Agreement, the Offer or the Merger (A) within five business days of receipt of a written request by Merck or Offeror to provide such reaffirmation following a Takeover Proposal that is communicated publicly to the stockholders of Inspire or (B) if the Acceptance Time is less than five business days from the receipt of such request by Merck or Offeror, by the close of business on the business day immediately preceding the Acceptance Time;

(d) by Inspire, if both of the following conditions are satisfied and subject to Inspire having not materially breached any of its obligations under the non-solicitation provisions contained in the Merger Agreement: (i) the Inspire Board prior to or concurrently with such termination approves, and substantially concurrently with such termination enters into, an Alternative Acquisition Agreement providing for a Superior Proposal, to the extent permitted by, and in accordance with, the terms and conditions of the Merger Agreement; and (ii) Inspire simultaneously with such termination pays, or causes to be paid, the Termination Fee (as defined below);

(e) by Merck, prior to the Acceptance Time, if there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of Inspire set forth in the Merger Agreement (other than Inspire’s non-solicitation covenants contained in the Merger Agreement), which breach or failure to perform (i) would cause certain conditions relating to Inspire’s representations and warranties and covenants set forth in clauses 2(b) and 2(c) of Annex A—“Conditions of the Offer” attached to the Merger Agreement not to be satisfied, and (ii) has not been cured prior to the earlier of (x) 30 days following receipt by Inspire of written notice of such breach or failure to perform from Merck, or (y) September 5, 2011; provided that this right of Merck to terminate the Merger Agreement will not be available to Merck if Merck or Offeror is then in breach of any covenant or other agreement set forth in the Merger Agreement which breach would reasonably be likely to prevent, or materially impair or delay, the ability of either Merck or Offeror to perform its obligations under the Merger Agreement or to consummate the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement) (a “Parent Material Adverse Effect”);

(f) by Inspire, prior to the Acceptance Time, if there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of Merck or Offeror set forth in the Merger Agreement, which breach or failure to perform has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and has not been cured prior to the earlier of (i) 30 days following receipt by Merck of written notice of such breach or failure to perform from Inspire, or (ii) September 5, 2011; provided that this right of Inspire to terminate the Merger Agreement will not be available to Inspire if Inspire is then in breach of any covenant or other agreement set forth in the Merger Agreement which would cause the condition set forth in clause 2(c) of Annex A—“Conditions of the Offer” attached to the Merger Agreement not to be satisfied; or

(g) by Inspire if, for any reason, (i) Offeror has failed to commence the Offer by the date that is 10 business days after the date of the Merger Agreement, (ii) Offeror terminates or makes any change to the Offer in material breach of the terms of the Merger Agreement, or (iii) Offeror has breached its obligation under the Merger Agreement to purchase all Shares validly tendered and not properly withdrawn as of the expiration of the Offer, provided that Inspire will not be permitted to terminate the Merger Agreement pursuant to the immediately preceding clause (ii) unless the breach referred to therein has not been cured prior to the earlier of (x) three business days following receipt by Merck of written notice of such breach from Inspire, and (y) August 29, 2011.

Termination Fee. The Merger Agreement contemplates that a termination fee of $17,000,000 (the “Termination Fee”) will be payable by Inspire to Merck under any of the following circumstances in accordance with the terms set forth in the Merger Agreement:

(a) the Merger Agreement is terminated:

(i)	by Merck pursuant to clause (y) or (z) of paragraph (c) above, or

(ii)	either (x) by Merck or Inspire pursuant to paragraph (b)(i) above or (y) by Merck pursuant to paragraph (e) above so long as, in any such case, (A) before the date of such termination, a bona fide Takeover Proposal has been publicly announced or otherwise been publicly communicated to the holders of Inspire Common Stock, and, in each case, not subsequently publicly withdrawn, and (B) within 12 months after the date of such termination Inspire has entered into a definitive agreement in respect of any Takeover Proposal and such Takeover Proposal is ultimately consummated (provided, that for purpose of this paragraph (a), each reference to “20%” in the definition of Takeover Proposal will be deemed to be a reference to “50%”); or

(b) the Merger Agreement is terminated (i) by Merck pursuant to clause (x) of paragraph (c) above or (ii) by Inspire pursuant to clause (d) above.

Any Termination Fee due to Merck under the foregoing paragraph (a) must be paid to Merck by wire transfer of immediately available funds no later than the third business day following the date of consummation of such Takeover Proposal. Any Termination Fee due to Merck under clause (i) of the foregoing paragraph (b) must be paid to Merck no later than the third business day following the date of termination. Any Termination Fee due to Merck under clause (ii) of the foregoing paragraph (b) must be paid to Merck by wire transfer of immediately available funds concurrently with such termination.

Amendment. The Merger Agreement may be amended by the parties to the Merger Agreement at any time prior to the Merger Effective Time by action taken by their respective boards of directors, at any time before or after adoption of the Merger Agreement by the respective boards of directors or stockholders of the parties; provided, that (i) certain amendments require the approval of Inspire’s continuing directors, and (ii) after adoption of the Merger Agreement by the stockholders of Inspire, there can be no further amendments that pursuant to applicable law requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

The Tender and Support Agreement.

As an inducement to Merck and Offeror entering into the Merger Agreement, and in consideration thereof, Stockholder, Merck and Offeror entered into the Tender and Support Agreement, whereby Stockholder agreed, among other things, to tender all of its Shares in the Offer, and to support any and all corporate action necessary to consummate the Merger, including granting Merck a limited irrevocable proxy to vote all of its Shares in furtherance of the foregoing. Merck and Offeror did not pay any additional consideration to Stockholder in connection with the execution and delivery of the Tender and Support Agreement. The Tender and Support Agreement provides, among other things, that (i) Stockholder will vote all of its Shares in favor of the approval of the Merger and the approval and adoption of the Merger Agreement and against any alternative proposal, (ii) Stockholder will not sell, transfer, gift or otherwise dispose of any of the its Shares or grant any proxies or powers of attorney with respect to any of the its Shares in contravention of its obligations under its Tender and Support Agreement, and (iii) Stockholder will not subject any of its Shares to any pledges, liens or other encumbrances or arrangements. Additionally, Stockholder granted Merck an irrevocable option (the “Option”) to purchase all of its Shares at the Offer Price if (i) Offeror acquires shares of common stock pursuant to the Offer and (ii) Stockholder fails to tender into the Offer all of the its Shares or withdraws the tender of any of its Shares in breach of the Tender and Support Agreement. Merck may exercise the Option within the sixty (60) days following the date when the Option first becomes exercisable. The Tender and Support Agreement will terminate upon the earlier of (i) the time the Merger becomes effective, (ii) the date of any modification, waiver, change or amendment of the Offer or the Merger Agreement that results in a (a) a decrease in the Offer Price or Merger Consideration (as defined in the Merger Agreement) or (b) a change in the form of consideration to be paid in the Offer or in the form of Merger Consideration, and (iii) the termination of the Merger Agreement in accordance with its terms.

The Confidentiality Agreement.

Inspire and Merck Sharp & Dohme Corp. (“MSD”) entered into a confidentiality agreement dated February 23, 2011 (the “Confidentiality Agreement”) in connection with a potential negotiated transaction between the parties. Pursuant to the Confidentiality Agreement, MSD agreed to, among other things and subject to certain exceptions, keep confidential information (including, without limitation, oral, written, emails and other electronic information) furnished to it and its representatives by or on behalf of Inspire, and to use such information solely for the purpose of evaluating a possible transaction with Inspire. Pursuant to the Confidentiality Agreement, MSD also agreed that, for a period of 18 months from the date of the Confidentiality Agreement, unless Inspire gives prior written consent, that neither MSD or any of its affiliates nor any of its respective representatives would:

•

acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any equity securities (or rights, options or other interests with respect to equity securities) or assets of Inspire or any successor to, or person in control of Inspire;

•

make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Inspire;

•	make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Inspire or any of its securities or assets;

•	form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing;

•

submit a proposal (including any precatory proposal) to be considered by Inspire’s stockholders, or take any action to nominate any person for membership on the Inspire Board, or take any action to remove a member of the Inspire Board, or change the size or composition of the Inspire Board;

•	otherwise seek to control or influence Inspire’s management, Board or policies;

•	take any action that could reasonably be expected to require Inspire to make a public announcement regarding the possibility of any of the events described above; or

•

take any action challenging the validity or enforceability of the above provisions, or request Inspire or any of its representatives, directly or indirectly, to amend or waive any provision of the foregoing.

The foregoing “standstill” obligations will terminate upon the entry by Inspire into a binding definitive agreement with a third person to effect a purchase, tender or exchange offer, merger or other business combination that, if consummated, would result in such third party owning at least a majority of the outstanding voting securities of Inspire all or substantially all of the assets of Inspire and its subsidiaries.

In addition, subject to certain exceptions MSD agreed that, for a period of one year from the date of the Confidentiality Agreement, neither it nor its affiliates would (i) engage in any discussion regarding Inspire or any of its affiliates with any supplier, vendor, customer with whom Inspire has a relationship or (ii) solicit, employ or hire any officers or certain other employees of Inspire at the level of vice president or above.

The Confidentiality Agreement will terminate and be of no force and effect on February 23, 2013; provided, however, that such termination shall not relieve Inspire or MSD from liability for any breach of the Confidentiality Agreement prior to such termination.

The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement. The Confidentiality Agreement is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

14.	Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the Merger Effective Time, without the prior written consent of Merck, Inspire will not declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to Securities of Inspire.

15.	Conditions of the Offer.

For the purposes of this Section 15, capitalized terms used but not defined herein will have the respective meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, Offeror shall not be required to, and Merck shall not be required to cause Offeror to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and, subject to the provisions of the Merger Agreement, may terminate the Offer and not accept for payment any tendered Shares, unless each of the following conditions is satisfied:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the Minimum Tender Condition shall have been satisfied; and

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated.

Furthermore, Offeror will not be required to, and Merck will not be required to cause Offeror to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following shall have occurred and be continuing:

(a) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which, in each case, has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Merger or the Offer;

(b)(i) any of Inspire’s representations or warranties set forth in the second sentence of Section 3.2(a) or the first or last sentences of Section 3.2(d) of the Merger Agreement shall not be true and correct in all respects (except for inaccuracies which shall not result in aggregate additional cost to Merck or Offeror in excess of $175,000) as of the date of the Merger Agreement and as of the Acceptance Time (or, in the case of any such representation or warranty made as of a specific date, on and as of such date), (ii) any of Inspire’s representations or warranties set forth in Section 3.2(g), Section 3.3(a), Section 3.3(d), Section 3.9 or the last sentence of Section 3.18(b) of the Merger Agreement shall not be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) as of the date of the Merger Agreement and on and as of the Acceptance Time (or, in the case of any such representation or warranty made as of a specific date, on and as of such date), (iii) any of Inspire’s representations or warranties set forth in the first sentence of Section 3.6 of the Merger Agreement shall not be true and correct in all respects as of the date hereof and on and as of the Acceptance Time (or, in the case of any such representation or warranty made as of a specific date, on and as of such date) or (iv) any of Inspire’s other representations and warranties set forth in Article 3 of the Merger Agreement that (A) are not made as of a specific date are not true and correct in all respects as of the date of the Merger Agreement and as of the Acceptance Time or (B) are made as of a specific date are not true and correct in all respects as of such date, except, in the case of where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c) Inspire shall have breached or failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;

(d) Merck and Offeror shall not have received a certificate executed by Inspire’s Chief Executive Officer and Chief Financial Officer confirming on behalf of Inspire that the conditions set forth in paragraphs (b) and (c) of this Section 15 above are duly satisfied immediately prior to the Acceptance Time;

(e) since the execution of the Merger Agreement, there shall have occurred a Company Material Adverse Effect (as defined below); or

(f) the Merger Agreement shall have been validly terminated in accordance with its terms.

The above conditions are in addition to, and not a limitation of, the rights of Merck and Offeror to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

These conditions are for the sole benefit of Merck and Offeror, may be asserted by Merck or Offeror regardless of the circumstances (including any action or inaction by Merck or Offeror, provided no such condition shall relieve Merck, Offeror or Inspire from any of its obligations or liabilities under the Merger Agreement) giving rise to any such condition and may be waived only by Merck or Offeror, in whole or in part, at any time and from time to time in the sole discretion of Merck or Offeror (except for any condition that may only be waived with Inspire’s consent, as described in “Section 13—The Transaction Documents—The Merger Agreement—The Offer”).

A “Company Material Adverse Effect” means any state of facts, condition, change, event, occurrence or development that has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Inspire; provided, that none of the following, or any state of facts, condition, change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred or is reasonably likely to occur, a Company Material Adverse Effect:

(a) changes in conditions in the U.S. or global economy or capital, debt, financial or securities markets generally, including changes in exchange rates (except to the extent that such changes affect Inspire in a materially disproportionate manner as compared to other companies in its industry);

(b) changes in general market or economic conditions in the industries in which Inspire operates generally or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world (except to the extent that such changes affect Inspire in a materially disproportionate manner as compared to other companies in its industry);

(c) changes in U.S. or foreign political, legislative or business conditions in the countries in which Inspire operates (except to the extent that such changes affect Inspire in a materially disproportionate manner as compared to other companies in its industry);

(d) any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other changes after the date of this Agreement in applicable United States or foreign, federal, state or local Law or interpretations thereof, including (x) the rules, regulations and administrative policies of the FDA or interpretations thereof and (y) and any health reform statutes, rules or regulations or interpretations thereof (except to the extent that such changes affect Inspire in a materially disproportionate manner as compared to other companies in its industry;

(e) changes resulting from compliance with the terms and conditions of the Merger Agreement or from the announcement or pendency of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

(f) changes in GAAP or accounting standards or the interpretation thereof;

(g) any change, event, occurrence or development relating to Inspire’s Denufosol development program;

(h) any state of facts, condition, change, event, occurrence or development relating to or resulting from the products or product candidates of any Person (other than Inspire), including the entry into the market of products (including generic versions of products) competitive with any of Inspire’s products or product candidates (including, but not limited to, ELESTAT®);

(i) any changes in the share price or trading volume of the Inspire Common Stock, in Inspire’s credit rating or in any analyst’s recommendation with respect to Inspire, and any failure of Inspire to meet projections, guidance, milestones, forecasts or published financial or operating predictions (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur);

(j) any litigation arising from or relating to the Offer, the Merger or the other transactions contemplated by the Merger Agreement; and

(k) any natural disaster, weather-related events or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (except to the extent that such changes affect Inspire in a materially disproportionate manner as compared to other companies in its industry).

16.	Certain Legal Matters; Regulatory Approvals.

General. Based on our examination of publicly available information filed by Inspire with the SEC and other publicly available information concerning Inspire, we are not aware of any governmental license or regulatory permit that appears to be material to Inspire’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. Except as described under “Antitrust,” there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Inspire’s business or certain parts of Inspire’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “Section 15—Conditions of the Offer.”

Delaware law. As a Delaware corporation, Inspire is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and

(B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203, the Inspire Board has approved the Merger Agreement and the transactions contemplated thereby, and therefore the restrictions of Section 203 are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Inspire, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such Merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “Section 15—Conditions of the Offer.”

U.S. Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated unless Pre-merger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Offeror’s ultimate parent filed a Pre-merger Notification and Report Form under the HSR Act with respect to the Offer with the Antitrust Division and the FTC on April 12, 2011 (the “HSR Filings”). The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, April 27, 2011, unless earlier terminated by the FTC or the Antitrust Division. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 calendar days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or the agreement of Inspire, Merck, Offeror and the Antitrust Division or the FTC, as applicable. In connection with the HSR Filings, Offeror’s ultimate parent has made a request for early termination of the waiting period applicable to the Offer pursuant to the HSR Act. There can be no assurance, however, that the HSR Act waiting period will be terminated early.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of Offeror’s, Merck’s or Inspire’s substantial assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “Section 15—Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions, “Section 13—Transaction Documents—The Merger Agreement—Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions and “Section 13—The Transaction Documents—The Merger Agreement—Hart-Scott-Rodino (HSR) and other Antitrust Approvals” with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals.

Foreign Approvals. Merck and its subsidiaries conduct business in a number of countries outside of the United States. Based on our review of the information currently available about the businesses in which Inspire is engaged, we are not aware of any notification filings that are required to be made or pre-Merger approvals that are required to be obtained under the antitrust and competition laws of other foreign countries.

If our acquisition of Shares is delayed by (i) a request for additional information or documentary material by the Antitrust Division or the FTC pursuant to the HSR Act or (ii) the failure to obtain an approval or exemption from any governmental authority in any foreign country where such approval is required under any foreign antitrust or competition law, Offeror may extend the Offer without the consent of Inspire. In addition, Offeror has agreed under the Merger Agreement to extend the Offer if, on the Expiration Date, any condition to the Offer has not been satisfied or waived (other than any Offer conditions that by their nature cannot be satisfied until the closing of the Offer, which shall be required to be satisfied or waived at the closing of the Offer). Notwithstanding the foregoing, under the terms of the Offer may not be extended beyond August 29, 2011, without the prior written consent of Inspire.

Legal Proceedings. On April 11, 2011, a purported class action lawsuit was filed against Inspire, the Inspire Board, Merck and Offeror in the Court of Chancery of the State of Delaware under the caption Anthony S. Luttenberger, individually and on behalf of all others similarly situated v. Inspire Pharmaceuticals, Inc. et al., No. 6363. The plaintiff in this case purports to sue on behalf of a class of Inspire stockholders, and alleges that members of the Inspire Board breached their fiduciary duties for failing to, among other things, maximize stockholder value, in connection with the sale of Inspire to Merck. The complaint also alleges that Inspire, Merck and Offeror aided and abetted the Inspire Board in the Inspire Board’s purported breach of their fiduciary duties. The relief sought in the complaint is, among other things, an injunction against the potential sale of Inspire to Merck, and if the sale is consummated prior to an entry of final judgment, rescission of it or an award to plaintiff for rescissory damages.

On April 14, 2011, a purported class action lawsuit was filed against Inspire, the Inspire Board, Merck and Offeror in the United States District Court for the Eastern District of North Carolina, under the caption Norris Foster, Noah Alpern and Louis Alpern, individually and on behalf of all others similarly situated v. George Abercrombie, et al., No. 5:11-CV-00180. The plaintiffs in this case purport to sue on behalf of a class of Inspire stockholders, and allege that Inspire Board members breached their fiduciary duties to the members of the class by, among other things, engaging in an unfair process in connection with the sale of Inspire to Merck. The complaint also alleges that Inspire, Merck and Offeror aided and abetted the Inspire Board in the Inspire Board’s purported breach of its fiduciary duties. The relief sought includes, among other things, an injunction preventing the proposed sale of Inspire and tender offer, rescission, to the extent already performed, of the Merger Agreement, and reimbursement of plaintiffs’ costs, including reasonable attorney and expert fees.

On April 14, 2011, a purported class action lawsuit was filed against Inspire, the Inspire Board, Merck and Offeror in the Court of Chancery of the State of Delaware under the caption Steve Dougherty, individually and on behalf of all others similarly situated v. Inspire Pharmaceuticals, Inc. et al., No. 6378. The plaintiffs in this case purport to sue on behalf of a class of Inspire stockholders, and allege that members of the Inspire Board breached their fiduciary duties in connection with the sale of Inspire to Merck. The relief sought includes, among other things, an injunction preventing the proposed sale of Inspire.

17.	Fees and Expenses.

We have retained Georgeson Inc. to act as the Information Agent and Computershare Inc. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Offeror or Merck not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company, fiduciary or other person shall be deemed to be the agent of Offeror, the Depositary or the Information Agent for the purpose of the Offer.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Inspire has filed the Schedule 14d-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14d-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in “Section 8—Certain Information Concerning Inspire” with respect to information concerning Inspire.

Monarch Transaction Corp.

April 15, 2011

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF MERCK

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Merck are set forth below. The business address and phone number of each such director and executive officer is c/o Merck, One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889, telephone number (908) 423-1000.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
Kenneth C. Frazier (56); President and Chief Executive Officer / Director, Merck & Co., Inc.

January 2011—President and Chief Executive Officer, Merck & Co., Inc.

May 2010—President, Merck & Co., Inc.—responsible for the Company’s three largest worldwide divisions—Global Human Health, Merck Manufacturing Division and Merck Research Laboratories.

November 2009—Executive Vice President and President, Global Human Health, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for the Company’s marketing and sales organizations worldwide, including the global pharmaceutical and vaccine franchises.

August 2007—Executive Vice President and President, Global Human Health, Old Merck—responsible for the Company’s marketing and sales organizations worldwide, including the global pharmaceutical and vaccine franchises.

November 2006—Executive Vice President and General Counsel, Old Merck—responsible for legal and public affairs functions and The Merck Company Foundation (a not-for-profit charitable organization affiliated with the Company).

Adele D. Ambrose (54); Senior Vice President and Chief Communications Officer, Merck & Co., Inc.

November 2009—Senior Vice President and Chief Communications Officer, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for the Global Communications organization.

December 2007—Vice President and Chief Communications Officer, Old Merck—responsible for the Global Communications organization.

Richard S. Bowles III (59); Executive Vice President and Chief Compliance Officer, Merck & Co., Inc.

November 2009—Executive Vice President and Chief Compliance Officer, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for the Company’s compliance function, including Global Safety & Environment, Systems Assurance, Ethics and Privacy.

Prior to November 2009, Dr. Bowles was Senior Vice President, Global Quality Operations, Schering-Plough Corporation since March 2001.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
John Canan (54); Senior Vice President Finance-Global Controller, Merck & Co., Inc.

November 2009—Senior Vice President Finance-Global Controller, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for the Company’s global controller’s organization including all accounting, controls, external reporting and financial standards and policies.

January 2008—Senior Vice President and Controller, Old Merck— responsible for the Corporate Controller’s Group.

September 2006—Vice President, Controller, Old Merck—responsible for the Corporate Controller’s Group.

Willie A. Deese (55); Executive Vice President and President, Merck Manufacturing Division (“MMD”), Merck & Co., Inc.

November 2009—Executive Vice President and President, Merck Manufacturing Division (“MMD”), Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for the Company’s global manufacturing, procurement, and distribution and logistics functions.

January 2008—Executive Vice President and President, MMD, Old Merck—responsible for the Company’s global manufacturing, procurement, and distribution and logistics functions.

May 2005—President, MMD, Old Merck—responsible for the Company’s global manufacturing, procurement, and operational excellence functions.

Mirian M. Graddick-Weir (56); Executive Vice President, Human Resources, Merck & Co., Inc.

November 2009—Executive Vice President, Human Resources, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for the Global Human Resources organization.

January 2008—Executive Vice President, Human Resources, Old Merck—responsible for the Global Human Resources organization.

September 2006—Senior Vice President, Human Resources, Old Merck.

Prior to September 2006, Dr. Graddick-Weir was Executive Vice President of Human Resources and Employee Communications at AT&T (communications services provider), and held several other senior Human Resources leadership positions at AT&T for more than 20 years.

Bridgette P. Heller (49); Executive Vice President and President, Merck Consumer Care, Merck & Co., Inc.

March 2010—Executive Vice President and President, Merck Consumer Care, Merck & Co., Inc.—responsible for the Merck Consumer Care organization.

Prior to March 2010, Ms. Heller was President, Johnson & Johnson’s Baby Global Business Unit (2007—2010) and Global President for Baby, Kids and Wound Care (2005—2007).

Prior to joining Johnson & Johnson, Ms. Heller was founder and managing partner at Heller Associates from 2004 to 2005.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
Peter N. Kellogg (54); Executive Vice President and Chief Financial Officer, Merck & Co., Inc.

November 2009—Executive Vice President and Chief Financial Officer, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for the Company’s worldwide financial organization, investor relations, corporate development and licensing, and the Company’s joint venture relationships.

August 2007—Executive Vice President and Chief Financial Officer, Old Merck—responsible for the Company’s worldwide financial organization, investor relations, corporate development and licensing, and the Company’s joint venture relationships.

Prior to August 2007, Mr. Kellogg was Executive Vice President, Finance and Chief Financial Officer of Biogen Idec (biotechnology company) since November 2003, from the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation.

Peter S. Kim (52); Executive Vice President and President, Merck Research Laboratories, Merck & Co., Inc.

November 2009—Executive Vice President and President, Merck Research Laboratories, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for the Company’s research and development efforts worldwide.

January 2008—Executive Vice President and President, Merck Research Laboratories, Old Merck—responsible for the Company’s research and development efforts worldwide.

January 2003—President, Merck Research Laboratories, Old Merck—responsible for the Company’s research and development efforts worldwide.

Raul E. Kohan (58); Executive Vice President and President, Animal Health, Merck & Co., Inc.

November 2009—Executive Vice President and President, Animal Health, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for the Company’s Animal Health organization.

October 2008—Senior Vice President and President, Intervet/Schering-Plough Animal Health, Schering-Plough Corporation.

October 2007—Deputy Head, Animal Health and Senior Vice President, Corporate Excellence and Administrative Services, Schering-Plough Corporation.

February 2007—Senior Vice President and President, Animal Health, Schering-Plough Corporation.

Prior to February 2007, Mr. Kohan was Group Head of Global Specialty Operations and President, Animal Health, Schering-Plough Corporation since 2003.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
Bruce N. Kuhlik (54); Executive Vice President and General Counsel, Merck & Co., Inc.

November 2009—Executive Vice President and General Counsel, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for legal, communications, and public policy functions and The Merck Company Foundation (a not-for-profit charitable organization affiliated with the Company).

January 2008—Executive Vice President and General Counsel, Old Merck—responsible for legal, communications, and public policy functions and The Merck Company Foundation (a not-for-profit charitable organization affiliated with the Company).

August 2007—Senior Vice President and General Counsel, Old Merc—responsible for legal, communications, and public policy functions and The Merck Company Foundation (a not-for-profit charitable organization affiliated with the Company).

May 2005—Vice President and Associate General Counsel, Old Merck—primary responsibility for the Company’s Vioxx litigation defense.

Michael Rosenblatt, M.D. (63); Executive Vice President and Chief Medical Officer, Merck & Co., Inc.

December 2009—Executive Vice President and Chief Medical Officer, Merck & Co., Inc.—the Company’s primary voice to the global medical community on critical issues such as patient safety and will oversee the Company’s Global Center for Scientific Affairs.

Prior to December 2009, Dr. Rosenblatt was the Dean of Tufts University School of Medicine since 2003.

J. Chris Scalet (52); Executive Vice President, Global Services, and Chief Information Officer, Merck & Co., Inc.

November 2009—Executive Vice President, Global Services, and Chief Information Officer (“CIO”), Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for Global Shared Services across the human resources, finance, site services and information services function; and the enterprise business process redesign initiative.

January 2008—Executive Vice President, Global Services, and CIO, Old Merck—responsible for Global Shared Services across the human resources, finance, site services and information services function; and the enterprise business process redesign initiative.

January 2006—Senior Vice President, Global Services, and CIO, Old Merck—responsible for Global Shared Services across the human resources, finance, site services and information services function; and the enterprise business process redesign initiative.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
Adam H. Schechter (46); Executive Vice President and President, Global Human Health, Merck & Co., Inc.

May 2010—Executive Vice President and President, Global Human Health, Merck & Co., Inc.—responsible for the Company’s pharmaceutical and vaccine marketing and sales organizations worldwide.

November 2009—President, Global Human Health, U.S. Market-Integration Leader, Merck & Co., Inc. (formerly Schering-Plough Corporation)—commercial responsibility in the United States for the Company’s portfolio of prescription medicines. Leader for the integration efforts for the Merck/Schering-Plough merger across all divisions and functions.

August 2007—President, Global Pharmaceuticals, Global Human Health—global responsibilities for the Company’s atherosclerosis/cardiovascular, diabetes/obesity, oncology, specialty/neuroscience, respiratory, bone, arthritis and analgesia franchises as well as commercial responsibility in the United States for the Company’s portfolio of prescription medicines.

July 2006—President, U.S. Human Health—commercial responsibility in the United States for the Company’s portfolio of prescription medicines.

October 2005—General Manager, U.S. Human Health—responsible for the Neuro-Psychiatry, Osteoporosis, Migraine, Respiratory, and New Products franchises.

Mervyn Turner (64); Chief Strategy Officer and Senior Vice President, Merck Research Laboratories, Merck & Co., Inc.

December 2010—Chief Strategy Officer and Senior Vice President, Merck Research Laboratories, Merck & Co., Inc.—responsible for leading the formulation and execution of the Company’s long term strategic plan and additional responsibilities within Merck Research Laboratories.

November 2009—Chief Strategy Officer and Senior Vice President, Emerging Markets Research & Development, Merck Research Laboratories, Merck & Co., Inc. (formerly Schering-Plough Corporation)—responsible for leading the formulation and execution of the Company’s long term strategic plan and additional responsibilities in Emerging Markets Research & Development within Merck Research Laboratories.

November 2008—Chief Strategy Officer and Senior Vice President, Worldwide Licensing and External Research, Merck Research Laboratories, Old Merck.

October 2002—Senior Vice President, Worldwide Licensing and External Research, Old Merck.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
Richard T. Clark (64); Chairman of the Board of Directors, Merck & Co., Inc.

Chairman of the Board, Merck & Co., Inc., since November 2009. Mr. Clark was Chief Executive Officer from November 2009 to December 2010, and was President from November 2009 to April 2010.

Vice Chairman, Project HOPE; Chair, Penn Cardiovascular Institute Leadership Council; Trustee, PENN Medicine, Washington & Jefferson College and The Conference Board. Mr. Clark served as Chairman, Nominating & Compensation Committee (from 2009 to 2010) and Federal Health Care Legislation Committee (from 2008 to 2009) of the Pharmaceutical Research and Manufacturers of America (PhRMA) and Director, United Negro College Fund from 2007 to 2009. Mr. Clark also served as Chairman of the Board (April 2007 to November 2009) and President and Chief Executive Officer (May 2005 to November 2009), of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.).

Leslie A. Brun (58); Director, Merck & Co., Inc.

Chairman and Chief Executive Officer, SARR Group, LLC since March 2006, prior to which he was Chairman Emeritus of Hamilton Lane from 2003 to March 2006.

Non-Executive Chairman of the Board, Automatic Data Processing, Inc. since 2003 (global provider of business outsourcing solutions); Director, Broadridge Financial Solutions, Inc. since 2007 (investment consulting service provider); Trustee, University at Buffalo Foundation, Inc. and Former Trustee, The Episcopal Academy; Member, Council on Foreign Relations. Mr. Brun was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2008 to November 2009 and Philadelphia Media Holdings, LLC.

Thomas R. Cech (63); Director, Merck & Co., Inc.

Investigator, Howard Hughes Medical Institute, and President from January 2000 to March 2009; Faculty, University of Colorado since 1978.

Trustee, Grinnell College; Member, U.S. National Academy of Sciences. Dr. Cech was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from May to November 2009.

Thomas H. Glocer (51); Director, Merck & Co., Inc.

Chief Executive Officer, Thomson Reuters Corporation, prior to which he was Chief Executive Officer of Reuters Group PLC from July 2001 to April 2008.

Director, Thomson Reuters Corporation since 2008 and Partnership for New York City; Member, International Business Council of the World Economic Forum, President’s Council on International Activities at Yale University, European Business Leaders Council, International Advisory Board of British American Business Inc., International Business Advisory Council London, Madison Council of the Library of Congress, Council on Foreign Relations, The Business Council, Advisory Board of the Judge Institute of Management at Cambridge University and the Columbia College Board of Visitors. Mr. Glocer was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2007 to November 2009 and Reuters Group PLC from 2000 to 2008.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
Steven F. Goldstone (65); Director, Merck & Co., Inc.

Retired Chairman and Chief Executive Officer, RJR Nabisco, Inc. from 1995 to 2000; Managing Partner, Silver Spring Group (private investment firm) for more than five years.

Non-Executive Chairman, ConAgra Foods, Inc. since 2003 (consumer foods and commercial products company); Director, Greenhill & Co., Inc. since 2003 (global investment banking firm); Chairman, Founders Hall Foundation; and Trustee, The Aldrich Contemporary Art Museum. Mr. Goldstone was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2007 to November 2009 and Trane, Inc. (formerly American Standard Companies, Inc.) from 2002 to 2008 (indoor climate control systems and services company).

William B. Harrison, Jr. (67); Director, Merck & Co., Inc.

Retired Chairman of the Board, JPMorgan Chase & Co., since December 31, 2006.

Chairman, Community Bancorp since 2010 (bank holding company); Director, Aurora Capital Group since 2007 (private equity firm), Cousins Properties Incorporated since 2006 (diversified development company), Lincoln Center for the Performing Arts since 2006, RecoverCare LLC since 2009 (healthcare company) and The University of North Carolina Endowment Fund; Member, The Business Council, Board of Overseers of Memorial Sloan-Kettering Cancer Center and the National September 11 Memorial Museum Foundation. Mr. Harrison was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 1999 to November 2009.

Harry R. Jacobson (63); Director, Merck & Co., Inc.

Vice Chancellor, Health Affairs, Emeritus, Vanderbilt University, since June 2009, prior to which he was Vice Chancellor, Health Affairs for more than five years.

Non-Executive Chairman, CeloNova BioSciences, Inc. since 2004 (developer of novel medical devices); Director, BioNumerik. Pharmaceuticals, Inc. since 2009 (drug development company), Ingram Industries, Inc. since 2003 (book wholesaler company) and Kinetic Concepts, Inc. since 2003 (medical equipment company); Member, American Society of Clinical Investigation, Association of American Physicians, Society of Medical Administrators, and the Institute of Medicine of the National Academy of Sciences. Dr. Jacobson was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2007 to November 2009.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
William N. Kelley (71); Director, Merck & Co., Inc.

Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine for more than five years.

Director, Beckman Coulter, Inc. since 1994 (laboratory instrument company) and GenVec, Inc. since 2002 (gene therapy company); Fellow, American Academy of Arts and Sciences; Master, American College of Physicians and American College of Rheumatology; Member, American Philosophical Society and Institute of Medicine of the National Academy of Sciences; and Trustee, The Robert W. Woodruff Health Sciences Center of Emory University and Emeritus Trustee, Emory University. Dr. Kelley was also a director of Advanced Bio-Surfaces, Inc. from 2001 to 2008 (a medical device company), Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 1992 to November 2009 and PolyMedix, Inc. from 2005 to 2009 (emerging biotechnology company).

C. Robert Kidder (66); Director, Merck & Co., Inc.

Chairman and Chief Executive Officer, 3Stone Advisors LLC since August 2006. Mr. Kidder was a Principal of Stonehenge Partners, Inc. from April 2004 to July 2006.

Chairman of the Board of Directors, Chrysler Group LLC since June 2009; Director, Morgan Stanley since 1994 (investment bank) and Microvi Biotech Inc. since 2008 (water filtration company); Board of Trustees, Nationwide Children’s Hospital (Columbus) since 1998, Ohio University since 2003 and Wexner Center Foundation since 1999.

Rochelle B. Lazarus (63); Director, Merck & Co., Inc.

Chairman, Ogilvy & Mather Worldwide, since January 1, 2009, prior to which she was Chairman and Chief Executive Officer from 1996 to 2008.

Director, General Electric since 2000 (diversified technology, media and financial services company), Partnership for New York City and World Wildlife Fund. Trustee, New York Presbyterian Hospital since 1995, American Museum of Natural History since 2003 and Lincoln Center for the Performing Arts. Also serves as Member, Board of Overseers, Columbia Business School since 1993, The Business Council, Council on Foreign Relations, and President’s Council on International Activities at Yale University. Ms. Lazarus was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2004 to November 2009.

Carlos E. Represas (65); Director, Merck & Co., Inc.	Retired Chairman, Nestlé Group Mexico, from 1983 to 2010. Director, Bombardier Inc. since 2004 (aerospace & transportation company), Swiss Re Group and Swiss Re America Holding Corporation since 2010 (reinsurance and insurance companies); Board Member, Mexican Health Foundation since 1985 (not-for-profit private organization); Chairman of the Board of Trustees, National Institute of Genomic Medicine, Ministry of Health, Mexico since 2004; Member, Latin America Business Council. Mr. Represas was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from February to November 2009 and served on the board of Vitro S.A.B. de C.V. from 1998 to 2008 (glass manufacturing company).

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
Patricia F. Russo (59); Director, Merck & Co., Inc.

Retired Chief Executive Officer and Director, Alcatel-Lucent from December 2006 through September 2008. Ms. Russo served as Chairman from 2003 to 2006 and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc. until its merger with Alcatel.

Director, Alcoa Inc. since 2008 (leading producer and manager of aluminum), Hewlett-Packard since 2011 (a technology company) and Lead Director, General Motors Company since 2009 (auto manufacturer); Chairman, Partnership For a Drug-Free America since 2010; Member, The Business Council and The Economic Club of New York.

Thomas E. Shenk (64); Director, Merck & Co., Inc.

Elkins Professor, Department of Molecular Biology, Princeton University since 1984.

Director, Fox Chase Cancer Center since December 2009; Fellow, American Academy of Arts and Sciences; Member, American Academy of Microbiology and National Academy of Sciences and its Institute of Medicine. Dr. Shenk was also a director of Cell Genesys, Inc. from 2001 to 2009 (biotechnology company), CV Therapeutics, Inc. from 2004 to 2009 (biotechnology company) and Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2001 to November 2009.

Anne M. Tatlock (71); Director, Merck & Co., Inc.

Retired Chairman of the Board, Fiduciary Trust Company International. Ms. Tatlock served as Chairman of the Board from June 2000 to December 31, 2006 and Chief Executive Officer from September 1999 to December 31, 2006.

Director, Fortune Brands, Inc. since 1996 (leading diversified consumer products company) and Franklin Resources, Inc. since 2001 (leading global asset management and mutual fund company); Chairman, The Andrew W. Mellon Foundation; Honorary Chair, Executive Committee of the American Ballet Theatre Foundation; Fellow, American Academy of Arts and Sciences; Member, Council on Foreign Relations; Trustee, Howard Hughes Medical Institute, The Mayo Clinic and The National September 11 Memorial & Museum Foundation. Ms. Tatlock was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2000 to November 2009.

Craig B. Thompson (57); Director, Merck & Co., Inc.

President and Chief Executive Officer of Memorial Sloan-Kettering Cancer Center since November 2010 and Professor of Medicine at the University of Pennsylvania School of Medicine since 1999. Dr. Thompson was Director of the Abramson Cancer Center from 2006 to November 2010.

Director, American Association for Cancer Research; Fellow, American Academy of Arts and Sciences; Member, Medical Advisory Board of the Howard Hughes Medical Institute and The National Academy of Sciences and its Institute of Medicine.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
Wendell P. Weeks (51); Director, Merck & Co., Inc.

President since December 2010 and Chairman and Chief Executive Officer, Corning Incorporated, since April 2007, prior to which he was President and Chief Executive Officer from April 2005 to April 2007.

Director, Corning Incorporated since 2000; Trustee, Lehigh University since 2006. Mr. Weeks was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2004 to November 2009.

Peter C. Wendell (60); Director, Merck & Co., Inc.

Managing Director, Sierra Ventures for more than five years; Retired Chairman and Director, Princeton University Investment Co. since June 30, 2008, prior to which he was Chairman from July 1, 2003 and Director from July 1, 1998. Faculty, Stanford University Graduate School of Business since July 1, 1990.

Charter Trustee and Board officer, Princeton University; Mr. Wendell was also a director of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) from 2003 to November 2009.

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Offeror are set forth below. The business address and phone number of each such director and executive officer is c/o Monarch Transaction Corp., One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889, telephone number (908) 423-1000.

Name (Age); Position	Present Principal Occupation or Employment and Five-Year Employment History
Richard N. Kender (55); Director and President	Senior Vice President, Business Development & Corporate Licensing of Merck & Co., Inc.

Mark E. McDonough (46); Vice President and Treasurer	Vice President and Treasurer, Merck & Co., Inc. since January 2007; Assistant Treasurer, Global Capital Markets, Merck & Co., Inc. from January 2004 to January 2007.

Sean T. Mooney (47); Assistant Treasurer	Assistant Treasurer, Merck & Co., Inc. for the past 3 yrs; previously Senior Director, Financing & Investments, Merck & Co., Inc.

Jon Filderman (53); Secretary	Counsel, Corporate Legal Group, Merck & Co., Inc.

Katie Fedosz (33); Assistant Secretary	Senior Assistant Secretary, Merck & Co., Inc. since
September 2010; Assistant Secretary, Merck & Co.,
Inc. from October 2008 to August 2010; Legal
Specialist and Equity Award Coordinator, Merck &
Co., Inc., from September 2006 to October 2008.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by overnight courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street — 26th Floor

New York, NY 10038

Banks and Brokers, Please Call: (212) 440-9800

All Others Call Toll-Free: (800) 279-6913